UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2007

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50364	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5524 East Fourth Street, Tucson, Arizona	85711
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

We are amending the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2007 to provide the financial information required by Item 9.01 of the Current Report on Form 8-K. Information reported under Item 2.01 of such Current Report remains unchanged, but as a point of reference for the reader is being reported below in its entirety. Information reported under Items 1.01 and 2.03 remained unchanged from the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2007. The information reported under Items 1.01 and 2.03 of such Current Report on Form 8-K is incorporated by reference into this amendment.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Pursuant to an amended Agreement and Plan of Merger (the “Amendment” and together with the Agreement and Plan of Merger dated November 6, 2007, the “Amended Merger Agreement”) dated December 6, 2007, by and between The Providence Service Corporation (the “Company”), Charter LCI Corporation, a Delaware corporation (“Charter LCI”), CLCI Agent, LLC, as Stockholders’ Representative, and PRSC Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“PRSC”), PRSC merged with and into Charter LCI on December 7, 2007 with Charter LCI being the surviving entity and a direct, wholly-owned subsidiary of the Company (the “Acquisition”). Through its wholly-owned operating subsidiary, LogistiCare, Inc., Charter LCI is the nation’s largest case management provider coordinating non-emergency transportation services primarily to Medicaid recipients. Charter LCI is based in College Park, Georgia.

The Company acquired Charter LCI for aggregate merger consideration equal to the difference between (i) $220.0 million and (ii) the sum of (1) the estimated closing date net indebtedness (as defined in the Amended Merger Agreement) and (2) the Charter LCI transaction expenses (as defined in the Amended Merger Agreement), subject to adjustment as provided for in the Amended Merger Agreement. Subject to the surviving entity achieving certain financial thresholds, the stockholders, option holders and warrant holders (the “Sellers”) of Charter LCI are also entitled to an earn-out payment not to exceed $40.0 million. Such payment will be made in cash; provided that, to the extent the Company obtains stockholder approval related to the issuance of Company common stock in lieu of cash to fund the earn-out payment, each of the Sellers shall have the right to elect to receive up to 50% of their pro rata share of the earn-out payment in shares of Company common stock (based upon the Company’s stock price on November 6, 2007). If the contingency is resolved in accordance with the related provisions of the Amended Merger Agreement and the additional consideration becomes distributable, the Company will record the fair value of the consideration paid, issued or issuable as an additional cost to acquire Charter LCI.

The aggregate merger consideration paid by the Company to acquire Charter LCI consisted primarily of cash with approximately $13.2 million of Charter LCI employee stock options being cancelled and exchanged for shares of the Company’s common stock described below. To partially fund the cash portion of the aggregate merger consideration, the Company issued $70.0 million in aggregate principal amount of 6.5% Convertible Senior Subordinated Notes due 2014 pursuant to a Note Purchase Agreement as previously reported in the Company’s Current Report on Form 8-K filed with the SEC on November 15, 2007. The balance of the aggregate merger consideration of approximately $140.8 million was funded with proceeds of a borrowing under a new credit agreement.

At the effective time of the merger, each in-the-money outstanding option to purchase shares of Charter LCI common stock, whether vested or unvested, was cancelled and, in exchange for such cancellation, the option holders were issued in the aggregate 418,952 shares of common stock of the Company (of which a portion of the shares were escrowed for a period of one year from the consummation of the Acquisition) and the outstanding warrants to purchase shares of Charter LCI common stock were cancelled in exchange for cash in the total amount of approximately $2.5 million as determined pursuant to the Amended Merger Agreement.

The parties have made customary representations, warranties and covenants in the Amended Merger Agreement.

Under the terms of the Amended Merger Agreement, the surviving entity entered into employment agreements with six senior officers of Charter LCI.

The Acquisition is a strategic transaction that will enable the Company to increase and enhance its service offering in existing and new markets and to provide a greater continuum of service.

The description of the Amendment and Amended Merger Agreement contained herein is qualified in its entirety by reference to the Amendment and Amended Merger Agreement filed as Exhibits 2.1 and 2.2, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2007 and incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The financial statements of the businesses acquired are as follows:

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements:

Report of Independent Auditors

To the Board of Directors and Stockholders of

Charter LCI Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Charter LCI Corporation and its subsidiaries at December 31, 2006 and 2005 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, effective January 1, 2006.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

May 8, 2007

Charter LCI Corporation

Consolidated Balance Sheets

December 31, 2006 and 2005

(in thousands of dollars, except share data)

	2006	2005
Assets
Current assets
Cash and cash equivalents	$845	$639
Restricted cash	2,116	—
Trade receivables, net of allowance of $905 and $859, respectively	18,984	20,089
Income tax receivable	—	788
Deferred tax asset	9,033	9,202
Prepaid expenses and other current assets	3,321	1,449

Total current assets	34,299	32,167
Property and equipment, net	6,660	7,603
Intangible assets, net	65,792	73,708
Goodwill	98,538	98,388
Deferred financing costs, net	1,967	2,020
Restricted cash	250	250
Other assets	668	316

Total assets	$208,174	$214,452

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$46	$9,204
Cash overdraft liability	2,764	—
Accrued purchased transportation costs	28,031	21,853
Accrued salaries, wages and benefits	1,880	1,866
Accrued interest	507	356
Accrued income tax payable	1,407	—
Loss and loss adjustments and unearned premiums	3,699	1,834
Other accrued expenses and liabilities	4,638	2,573
Deferred revenue	342	1,155
Current portion of long-term debt and obligations under capital leases	11,956	8,922

Total current liabilities	55,270	47,763
Deferred tax liabilities	25,151	27,279
Long-term debt and obligations under capital leases, less current portion	31,009	37,786

Total liabilities	111,430	112,828
Commitments and contingencies (Note 10)
Stockholders’ equity
Common stock, $0.01 par value, 1,000,000 shares authorized;
Class A 590,196 shares issued and outstanding at
December 31, 2006 and 2005; Class B 56,599 shares issued and outstanding at December 31, 2006 and 2005, respectively	6	6
Additional paid-in capital	105,979	105,873
Accumulated deficit	(9,241)	(4,255)

Total stockholders’ equity	96,744	101,624

Total liabilities and stockholders’ equity	$208,174	$214,452

The accompanying notes are an integral part of these consolidated financial statements.

Charter LCI Corporation

Consolidated Statements of Operations

Years ended December 31, 2006 and 2005

(in thousands of dollars, except share data)

	2006	2005
Revenue	$252,059	$254,333
Operating expenses
Purchased transportation	195,160	196,710
Payroll and benefits	27,919	25,713
Equipment, communication and occupancy	5,710	7,324
Professional services	4,727	6,257
Depreciation and amortization	11,007	11,007
Other operating expenses	9,539	7,375
Loss on disposal of assets	8	673

	254,070	255,059

Loss from operations	(2,011)	(726)

Other income (expense)
Interest income	150	31
Interest expense	(5,915)	(6,003)
Other	(68)	242

	(5,833)	(5,730)

Loss before income tax	(7,844)	(6,456)
Income tax benefit	(2,858)	(2,543)

Net loss	$(4,986)	$(3,913)

The accompanying notes are an integral part of these consolidated financial statements.

Charter LCI Corporation

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2006 and 2005

(in thousands of dollars, except share data)

	Common Stock (a)		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balances at January 1, 2005	629,957	$6	$105,873	$(342)	$105,537
Exercise of stock options	16,838	—	—	—	—
Net loss	—	—	—	(3,913)	(3,913)

Balances at December 31, 2005	646,795	6	105,873	(4,255)	101,624
Grant of stock options	—	—	106	—	106
Net loss	—	—	—	(4,986)	(4,986)

Balances at December 31, 2006	646,795	$6	$105,979	$(9,241)	$96,744

(a)	Company shares outstanding include 590,196 of Class A common stock at December 31, 2006 and 2005 and 56,599 of Class B common stock at December 31, 2006 and December 31, 2005, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Charter LCI Corporation

Consolidated Statements of Cash Flows

Years ended December 31, 2006 and 2005

(in thousands of dollars, except share data)

	2006	2005
Cash flows from operating activities
Net loss	$(4,986)	$(3,913)
Adjustments to reconcile net (loss) to net cash provided by operating activities
Depreciation and amortization	11,007	11,007
Loss on disposal of assets	8	673
Compensation from employee stock option plan	106	—
Bad debt expense	817	667
Deferred income taxes	(1,961)	(5,405)
Amortization of deferred financing costs and debt discount	637	620
Deferred interest added to principal	217	108
Changes in assets and liabilities
Trade receivable	289	(7,651)
Income tax receivable/payable	2,196	2,159
Prepaid expenses and other assets	(1,777)	46
Accounts payable and accrued expenses	1,118	9,455
Deferred revenue	(813)	(3,683)

Net cash provided by operating activities	6,858	4,083

Cash flows from investing activities
Business acquisition net of cash acquired	(150)	(850)
Purchase of property and equipment	(1,845)	(2,866)
Expenditures related to proprietary software	(298)	(883)
Proceeds from direct financing leases	192	—
Change in restricted cash	(2,116)	(250)

Net cash (used in) investing activities	(4,217)	(4,849)

Cash flows from financing activities
Change in cash overdrafts	2,764	—
Payment of debt issuance expenses	(460)	—
Net borrowings (repayment) under revolving credit facility	1,300	(1,000)
Repayment of long-term debt and obligations under capital leases	(6,039)	(7,609)

Net cash (used in) financing activities	(2,435)	(8,609)

Net increase (decrease) in cash and cash equivalents	206	(9,375)

Cash and cash equivalents
Beginning of year	639	10,014

End of year	$845	$639

Noncash financing and investing activities
Assets acquired through capital lease	$651	$—
Assets subleased to transportation providers	(638)	—

Supplemental disclosure of cash flow information
Cash paid for interest	$4,910	$5,450
Cash paid for income taxes	$797	$1,900
Cash received for income taxes	$(3,713)	$(925)

The accompanying notes are an integral part of these consolidated financial statements.

Charter LCI Corporation

Notes to Consolidated Financial Statements

December 31, 2006 and 2005

(in thousands of dollars, except share data)

1.	Organization and Basis of Presentation

Charter LCI Corporation, which is majority-owned by an affiliate of Charterhouse Group, Inc. and Summit Partners, has its principal management and administrative facilities in College Park, Georgia and operates primarily through its wholly-owned subsidiaries (collectively referred to as the “Company”).

The Company was formed for the purpose of acquiring, effective May 28, 2004, the outstanding stock of LogistiCare, Inc. and all of its wholly-owned subsidiaries.

LogistiCare Solutions, LLC, a wholly-owned subsidiary of LogistiCare, Inc. is an information technology-based provider of outsourced transportation management to health and human service organizations. As a provider of non-emergency medical transportation management services, serving clients in 14 states, it generates revenue from providing services in each of these markets. The Company provides services under contracts with its customers on a capitated basis and, to a lesser extent, on a fee-for-service basis.

Provado Technology Services, Inc., a wholly-owned subsidiary of LogistiCare, Inc., is a telecommunications sales and service provider. It also develops, implements and supports the Company’s information system infrastructure.

Provado Insurance Services, Inc., a wholly-owned subsidiary of LogistiCare, Inc., was incorporated on December 15, 2004 as a fully licensed pure captive insurance company domiciled in the State of South Carolina. The Company provides reinsurance for policies written by Discover Reinsurance Company for general liability, automobile liability, and automobile physical damage coverage to the Company and others.

During 2005, the Company initiated a one-for-ten reverse stock split, with a corresponding reduction in the number of shares authorized and outstanding. All share amounts, including stock options and warrants to acquire common stock, have been retroactively restated in the accompanying consolidated financial statements and notes to reflect the reverse stock split. The par value of common stock authorized has remained unchanged. Consequently, the aggregate par value of the outstanding common stock has been reduced by reclassifying the aggregate par value of the reversed common shares from common stock to additional paid-in capital for all periods presented.

The Company is authorized to issue 1,000,000 shares of all classes of common stock. The powers, preferences and rights of Class A common stock and Class B common stock shall be identical in all respects and the holders of Class A common stock and Class B common stock shall have the right, voting as a class, to vote on all matters voted upon by the stockholders of the Company at any meeting thereof (including in the election of Class B Directors), except that the holders of Class A common stock shall have the additional right, voting as a separate class, to elect or remove, with or without cause, three directors (designated as Class A Directors), each of whom shall have two votes with respect to all matters.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The financial statements as of December 31, 2006 and 2005 include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated from the consolidated financial statements of the Company.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers all highly liquid investments that are readily convertible to cash or that have maturities of three months or less when purchased to be cash equivalents. The Company has reclassified $2,764 and $0 in cash overdrafts where the right of offset does not exist at December 31, 2006 and 2005, respectively. This amount is included in cash overdraft liability in the accompanying consolidated balance sheets.

Restricted Cash

Certain state regulations require the Company to maintain $250 in restricted cash as minimum required capital related to Provado Insurance Services, Inc. At December 31, 2006, the Company also had $2,116 of cash restricted in relation to Provado Insurance Services, Inc. in lieu of letters of credit for the benefit of Discover Reinsurance Company.

Trade Receivables and Revenue Recognition

Trade receivables under capitation contracts and a majority of fee-for-service contracts are recorded at the amount invoiced to customers on normal trade terms and do not bear interest. Trade receivables under certain of the Company’s fee-for-service contracts are recorded at estimated net realizable amounts determined by reducing gross amounts due from customers by their estimated allowance for contractual adjustments. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing trade receivables. The Company determines the allowance based on historical write-off experience and current economic conditions. The Company reviews its allowance for doubtful accounts monthly. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Revenues under capitation contracts with customers result from monthly fees based on the number of participants in the customer’s program. Revenues earned under fee-for-service contracts are recognized when the service is provided. Revenue under certain of these fee-for-service contracts is based upon established billing rates less allowance for contractual adjustments. Estimates of contractual adjustments are based upon payment terms specified in the related contractual agreements. Contractual payment terms for these agreements are generally based upon predetermined rates per service provided.

Insurance premiums are earned ratably over the period in which the coverage is provided. Unearned premiums represent the portion of premiums written that are applicable to the unexpired terms of policies in force. Deferred revenue represents advance payments received under customer contracts.

Reinsurance

Reinsurance receivables are estimates of paid and unpaid losses, collectible from the Company’s reinsurer. The amounts ultimately collected may be more or less than these estimates. Any adjustment of these estimates is reflected in income, as they are determined. The Company periodically reviews the financial condition of its reinsurers and amounts recoverable, and records an allowance when necessary for uncollectible reinsurance.

Purchased Transportation Costs

Transportation costs are estimated and accrued in the month the services are rendered by providers utilizing an analysis of data consisting of gross reservations for transportation services to be provided to customers and average costs per transportation services by customer contract. Average costs per contract are derived by utilizing historical cost trends and corresponding monthly gross reservations. Actual costs incurred subsequent to, but relating to, a specific accounting period are monitored and compared to recorded accruals and adjustments to those accruals are made based on actual costs incurred.

Derivative Instruments

The Company has entered into an interest rate swap agreement. The instrument has been recorded in the consolidated balance sheets at its fair value. The swap agreement did not qualify for hedge accounting and, accordingly, changes in the fair value of the interest rate swap agreement have been accounted for in the consolidated statement of operations. See Note 3 Interest Rate Swap Agreement for a more detailed discussion of the Company’s derivatives.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for replacements and improvements are capitalized while maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to ten years. The Company records gains and losses in the statement of operations related to the retirement or disposition of assets.

Capital and operating leases are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 13, Accounting for Leases, and other authoritative guidance.

Assets under capital leases are recorded at the present value of the minimum lease payments at the start of the lease term and are depreciated on a straight-line basis over the lease term. Assets under capital leases represent vehicles.

Rent expense for operating leases that contain scheduled rent increases is recognized on a straight-line basis over the lease term, including any option periods included in the determination of the lease term.

Capitalized Software for Internal Use

Under the provisions of Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, capitalization of costs begins when the preliminary project stage is completed, management has authorized further funding for the project and management deems it probable that the software will be completed and used to perform the function intended. The Company amortizes capitalized software development costs when the project is substantially complete and ready for its intended use. Depreciation is provided on a straight-line basis over the estimated useful life of the software, which ranges from 3 to 10 years. The net balance of capitalized software development costs included in property and equipment was $1,449 and $1,367 at December 31, 2006 and 2005, respectively. Depreciation of capitalized software was $181 and $54 for the years ended December 31, 2006 and December 31, 2005, respectively. Certain costs, such as maintenance and training, are expensed as incurred.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Measurement of any impairment would include a comparison of estimated undiscounted future cash flows to be generated during the remaining life of the asset to its net carrying value. The Company believes the carrying values of all long-lived assets at December 31, 2006 and December 31, 2005 are recoverable.

Impairment of Intangible Assets

Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets requires that goodwill be reviewed at least annually for impairment. The Company performs its annual impairment review during the fourth quarter of each year or whenever events or changes in circumstances indicate that such assets might be impaired. The Company tested for goodwill impairment at December 31, 2006 and December 31, 2005 and found that no impairment exists.

Self Insurance

The Company is primarily self-insured for employee medical and dental insurance claims. A self insurance claim liability is determined based on claims filed and an estimate of claims incurred but not yet reported. The Company maintains stop loss coverage for individual claim amounts. The Company’s accrual for self-insured claims was $403 and $312 at December 31, 2006 and 2005, respectively and is included in accrued salaries, wages and benefits in the accompanying balance sheets.

Deferred Financing Costs

The Company capitalizes debt issuance costs and amortizes them into interest expense using the effective interest method and the straight-line method, which approximates the effective interest method. The Company’s amortization of these costs was $513 and $496 at December 31, 2006 and 2005, respectively.

Deferred Policy Acquisition Costs

Policy acquisition costs, representing commissions and underwriting costs, are deferred and expensed over the term of the related policies. These deferred costs are included in other assets as of December 31, 2006 and 2005. Amortization of deferred policy acquisition costs amounted to $513 and $158 for the years ended December 31, 2006 and December 31, 2005, respectively.

Loss and Loss Adjustment Expense

The liabilities for unpaid losses and loss adjustment expenses are based primarily on individual case estimates for losses reported by claimants to the Company. An estimate is provided for losses and loss adjustment expenses incurred but not reported on the basis of experience of the Company and experience of the industry. These estimates are regularly reviewed by independent consulting actuaries and, as experience develops and new information becomes known, are adjusted as necessary. Such adjustments, if any, are reflected in the results of operations in the period in which they become known.

Management believes that the liability for losses and loss adjustment expenses is adequate. However, because of the extended period of time over which such losses are settled and the general uncertainty surrounding the estimates, the ultimate settlement cost of the losses and the related loss adjustment expenses could vary from the amount reserved. Management believes the impact of these variances on the statement of operations will be minimal.

	2006	2005
Reported losses and loss adjustment expenses	$712	$265
Incurred-but-not-reported losses and loss adjustment expenses	1,321	413

	$2,033	$678

The Company’s loss and adjustment expenses are included in loss and loss adjustments and unearned premiums as of December 31, 2006 and 2005.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share Based Payment. SFAS 123R establishes the accounting for transactions in which an entity pays for employee services in share based payment transactions. SFAS No. 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The fair value of employee share options and similar instruments is estimated using option-pricing models adjusted for the unique characteristics of those instruments. That cost is recognized over the vesting period during which an employee is required to provide service in exchange for the award. The Company adopted SFAS No. 123R effective January 1, 2006. Prior to adoption of SFAS No. 123R, the Company, in applying SFAS No. 123, used the minimum value method to calculate stock based-compensation expense for pro-forma purposes. Nonpublic companies that used the minimum value method under SFAS No. 123 are required to apply the prospective transition method. Under this method, compensation cost is only recognized for new awards granted and for awards modified, repurchased or cancelled in the period after adoption. Compensation cost is not recognized for the unvested portion of awards granted prior to adoption during the period when vesting occurs. The application of SFAS No. 123R resulted in the Company recognizing a charge of approximately $106 for compensation cost for the year ended December 31, 2006, based on the estimated grant-date fair value of all vested awards. As of December 31, 2006, the Company had $839 of total unrecognized compensation cost related to non-vested share based compensation arrangements granted under the plan. This cost is expected to be recognized as stock-based compensation expense over a weighted-average period of 4.4 years. This expected cost does not include any impact of any future stock-based compensation awards.

The fair value of stock options granted by the Company was estimated using the Black-Scholes option pricing model that uses various assumptions noted in the following table. Expected volatility is based on historical industry volatility. The expected term of the stock options granted represents the period of time that options are expected to be outstanding. The risk-free rate is based on the weighted average continuously compounded yield for 7 and 5 year U.S. Treasury yield bonds at the time of grant for the expected term of the options:

	2006	2005
Risk free rate	4.83% to 4.84%	4.40%
Dividend yield	0.00%	0.00%
Volatility	49.1% to 50.1%	0.00%
Expected term	6.33 to 6.50 years	7.50 years

Prior to January 1, 2006, the Company accounted for stock based awards under its stock-based compensation plan (the “2004 Stock Option Plan”) using the intrinsic value method prescribed in APB No. 25, Accounting for Stock Issued to Employees as allowed under SFAS No. 123, Accounting for Stock-Based Compensation. The following table reflects pro forma net income as if the Company had elected to adopt the fair value approach of SFAS No. 123 for the year ended December 31, 2005:

Net loss
As reported	$(3,913)
Stock based-compensation cost (intrinsic value method), net of related tax effects	—
Stock based-compensation cost (fair value method), net of related tax effects	11

Pro forma net loss	$(3,924)

Income Taxes

Income taxes are accounted for using the liability method under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of assets and liabilities. A valuation allowance is recorded, based upon currently available information, when it is more likely than not that any or all of a deferred tax asset will not be realized. The provision for income taxes includes taxes currently payable, if any, plus the net change during the year in deferred tax assets and liabilities.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Significant Customers

Information with respect to revenues from significant customers is as follows:

	2006	2005
Revenue from largest customer	$56,493	$56,056
% of total revenue	22%	22%
Revenue from next three largest customers	$89,283	$112,592
% of total revenue	35%	44%

Accounts receivable from four customers represent 47% and 63% of accounts receivable at December 31, 2006 and 2005, respectively.

Concentration of Credit Risk

The Company maintains significantly all cash and cash equivalent balances in three financial institutions. Management monitors the soundness of these financial institutions and believes the Company’s risk is not significant.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash, restricted cash, cash equivalents, accounts receivable, accounts payable and accrued expenses, are carried at cost, which approximates their fair value because of the short-term nature of these instruments. Long-term debt and capital lease obligations are carried at cost, which approximates fair value due to the proximity of the interest rates of these financial instruments to the prevailing market rates for similar instruments.

Recently Issued Accounting Standards

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. Under current generally accepted accounting principles an entity that holds a financial instrument with an embedded derivative must separate the financial instrument, resulting in the host financial instrument and the embedded derivative being accounted for separately. SFAS No. 155 permits, but does not require, entities to account for financial instruments with an embedded derivative at fair value thus negating the need to separate the instrument between its host and the embedded derivative. SFAS No. 155 is effective as of the beginning of the first annual reporting period that begins after September 15, 2006. The Company believes that SFAS No. 155 will not have a material effect on its consolidated financial condition or results of operations.

In March 2005, the FASB issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 (FIN) 48, which clarifies the accounting for uncertainty in tax positions. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements, tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in an entity’s financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently assessing the impact of FIN 48 on its consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact, if any, that the adoption of this pronouncement will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its consolidated financial statements.

3.	Interest Rate Swap Agreement

On August 2, 2004, the Company entered into an interest rate swap through August 1, 2007 based on three month London Interbank Offer Rate (“LIBOR”) with rates ranging from 4.25% to 5.49% for notional principal amounts aggregating $10,500 at December 31, 2006 and 2005. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the Company recorded an asset of $121, representing the fair value of the swap at December 31, 2006, and recognized other expense of approximately $41 during the year ended December 31, 2006. Similarly, the Company recorded an asset of $162, representing the fair value of the swap at December 31, 2005 and recognized other income of approximately $269 during the year ended December 31, 2005. The swap asset is reflected in prepaid and other current assets and other assets in the accompanying balance sheets at December 31, 2006 and December 31, 2005, respectively. The swap agreement does not qualify for hedge accounting and, accordingly, changes in market value impact the statement of operations.

4.	Property and Equipment, Net

At December 31, 2006 and 2005, the Company’s property and equipment, including assets under capital leases, consists of the following:

	2006	2005
Vehicles	$1,662	$1,603
Computer equipment and software	7,402	6,932
Office furniture, fixtures, equipment and other	2,786	777
Leasehold improvements	786	628
Work in process	137	883

	12,773	10,823
Less: Accumulated depreciation	(6,113)	(3,220)

	$6,660	$7,603

Work in process consists of costs of computer software developed for internal use at the balance sheet date.

Vehicles under capital leases were $545 and $304, net of accumulated depreciation of $106 and $640 at December 31, 2006 and 2005, respectively.

Depreciation expense for the year ended December 31, 2006 and 2005 was $3,091 and $3,051, respectively.

In 2006, the Company entered into direct financing leases with transportation providers. At December 31, 2006, the components of the net investment are as follows:

Minimum future payments to be received
2007	$198
2008	195
2009	78

471
Less: Unearned income	25

$446

The Company’s net investment in direct financing leases is included in prepaid expenses and other current assets and other assets at December 31, 2006.

5.	Goodwill and Intangible Assets

As part of the purchase of LogistiCare, Inc. and all of its wholly-owned subsidiaries, effective May 28, 2004, the merger agreement provided for $1,000 of contingent consideration dependent upon the Company’s receipt of tax refunds. In 2005 and 2006, $850 and $150 of contingent consideration was paid to the selling shareholders, respectively. These payments have been accounted for as additional goodwill in the periods when related refunds were received.

A summary of changes in the Company’s goodwill and other intangible assets for the year ended December 31, 2006 and 2005 is as follows:

	Net Balance at December 31, 2005	Additions	Impairment	Amortization	Net Balance at December 31, 2006	Amortization Period (Years)
Goodwill	$98,388	$150	$—	$—	$98,538	—

Intangible assets subject to amortization
Developed technology	$59,758	$—	$—	$7,100	$52,658	10
Customer relationships	13,812	—	—	750	13,062	20
Covenant not to compete	101	—	—	29	72	5
Other	37	—	—	37	—	2

Total intangible assets subject to amortization	$73,708	$—	$—	$7,916	$65,792

	Net Balance at December 31, 2004	Additions	Impairment	Amortization	Net Balance at December 31, 2005	Amortization Period (Years)
Goodwill	$97,538	$850	$—	$—	$98,388	—

Intangible assets subject to amortization
Developed technology	$66,858	$—	$—	$7,100	$59,758	10
Customer relationships	14,562	—	—	750	13,812	20
Covenant not to compete	130	—	—	29	101	5
Other	114	—	—	77	37	2

Total intangible assets subject to amortization	$81,664	$—	$—	$7,956	$73,708

	As of December 31, 2006
	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization
Developed technology	$71,000	$(18,342)	$52,658
Customer relationships	15,000	(1,938)	13,062
Covenant not to compete	146	(74)	72
Other	190	(190)	—

Total intangible assets	$86,336	$(20,544)	$65,792

	As of December 31, 2005
	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization
Developed technology	$71,000	$(11,242)	$59,758
Customer relationships	15,000	(1,188)	13,812
Covenant not to compete	146	(45)	101
Other	190	(153)	37

Total intangible assets	$86,336	$(12,628)	$73,708

Expected amortization expense of intangible assets for the succeeding five years is as follows:

Years Ending
2007	$7,879
2008	7,879
2009	7,864
2010	7,850
2011	7,850

6.	Long-term Debt

	2006	2005
Revolving credit facility	$4,300	$3,000
Term loan Facility	21,016	26,703
Senior subordinated notes	17,115	16,772
Capitalized lease obligation	534	233

	42,965	46,708
Less: Current portion	11,956	8,922

	$31,009	$37,786

Maturities of long-term debt are as follows:

Years Ending
2007	$11,956
2008	9,194
2009	4,700
2010	17,115

$42,965

The Company entered into a revolving credit and term loan agreement (the “Agreement”) effective May 28, 2004. The Agreement consists of a $25,000 revolving credit facility and a $35,000 term loan facility with a final maturity date of May 28, 2009. Proceeds from the amended and restated facility were used in the acquisition and to refinance existing senior collateralized indebtedness, to pay transaction fees and for other general corporate purposes. This agreement contains certain covenants, which, among other things, require the Company to maintain a maximum total leverage ratio, a maximum consolidated senior leverage ratio, minimum consolidated EBITDA, a minimum consolidated fixed charge coverage ratio and include consolidated capital expenditure limits.

Effective June 10, 2005, the Company entered into a first amendment (the “First Amendment”) to the Agreement. The First Amendment amended, among other things, the limit on the letters of credit issued for the account of Provado Insurance Services, Inc.

Effective September 30, 2005, the Company entered into a second amendment (the “Second Amendment”) to the Agreement. The Second Amendment restated, among other things, the definition of consolidated funded indebtedness to mean all indebtedness of the loan parties minus the maximum amount available to be drawn under outstanding surety bonds up to $20,000 in the aggregate.

On February 17, 2006, the Company entered into a third amendment and waiver (the “Third Amendment and Waiver”) to the Revolving Credit and Term Loan Agreement. The Third Amendment and Waiver restated the definition and set limits on certain components of the calculation of consolidated EBITDA. Certain financial covenants, including the total leverage ratio, consolidated senior leverage ratio, minimum consolidated EBITDA and minimum consolidated fixed charge coverage ratio, were amended. A limited waiver was also issued with this amendment which waived the Company’s non-compliance with the previously stated minimum consolidated EBITDA limits for the twelve month period ending on September 30, 2005.

On December 1, 2006, the Company entered into a fourth amendment and waiver (the “Fourth Amendment and Waiver”) to the Revolving Credit and Term Loan Agreement. The Fourth Amendment and Waiver amends, among other things, the rate of interest applicable to the credit facilities and restates the definition of consolidated EBITDA. Additionally, the amendment limits the cash outlay for interest on the Company’s senior subordinated notes (the “Notes”) to 11% per annum. Certain financial covenants, including the total leverage ratio, consolidated senior leverage ratio, minimum consolidated EBITDA and minimum consolidated interest coverage ratio, have been amended. This amendment provided waivers for covenant violations and other defaults at December 31, 2005 and for all periods under the previous terms of the agreement.

On May 7, 2007, the Company entered into a fifth amendment (the “Fifth Amendment”) to the Revolving Credit and Term Loan Agreement, effective April 30, 2007. The Fifth Amendment restates the definition of consolidated interest charges and consolidated excess cash flow and extends the date the Company is required to deliver the audited financial statements for the 12 months ended December 31, 2006 from April 30, 2007 to May 15, 2007.

Under the amended revolving and term facilities, the Company, at its sole option, can borrow funds under the revolver facility at an interest rate equal to the London Interbank Offered Rate (“LIBOR”) plus a margin or at the lenders’ base rate, generally equal to the lenders’ prime rate, plus a margin. Interest rates under the revolving facility are base rate plus a margin ranging up to 2.25% or LIBOR plus a margin ranging up to 3.50%. Interest rates under the term facility are base rate plus a margin ranging up to 2.75% or LIBOR plus a margin ranging up to 4.0%.

The applicable margin payable by the Company will be determined by the Company’s operating leverage ratio that is calculated quarterly. The Company makes interest rate elections as frequently as monthly. Substantially all of the assets of the business collateralize borrowings under the Agreement.

Effective May 28, 2004, the Company completed its sale of $17 million aggregate principal amount of Notes. The Notes have a coupon of 13 1/2%. Interest on the Notes is payable quarterly. Prior to the December 1, 2006 amendment to the Revolving Credit and Term Loan Facility, the Company paid at least 11% in cash and 2 1/2%, at its option, could be added to the principal amount of the Notes or, at the purchasers’ request, be paid by the issuance of additional subordinated Notes. During 2006 and 2005, $217 and $108, respectively, of interest was added to the principal amount of the Notes.

The Notes contain certain covenants, which, among other things, require the Company to maintain a maximum total leverage ratio, a maximum consolidated senior leverage ratio, minimum consolidated EBITDA, a minimum consolidated fixed charge coverage ratio and include consolidated capital expenditure limits. The Notes mature in full on May 28, 2010.

The purchasers of the Notes received warrants to purchase 9,375 shares of Class B common stock at an exercise price of $.10 per share. Both the number of shares and the exercise price have been adjusted to reflect the retroactive application of the 2005 reverse stock split (see Note 1). The warrants are exercisable at the election of the Holders either in full at any time or in part from time to time. Relative fair value of $746 was attributed to the warrants resulting in the recording of additional paid-in capital and debt discount related to the Notes. The debt discount is being amortized using the straight-line method, which approximates the effective interest method over the life of the Notes.

Under certain circumstances, the Company, at its option, can redeem all or a portion of the Notes prior to May 28, 2010. If the Notes were to be redeemed prior to this date, the Company would have to pay the principal amount, accrued interest and certain premiums.

The Notes are jointly and severally guaranteed (the “Subsidiary Guarantees”) by all of the Company’s subsidiaries (the “Subsidiary Guarantors”). The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees are subordinated, to the same extent as the obligations of the Company in respect of the Notes, to the prior payment in full of all existing and future senior debt of the Subsidiary Guarantors (which will include any guarantee issued by such Subsidiary Guarantors of any senior debt).

On December 1, 2006, the Company entered into a first amendment and waiver (the “First Amendment and Waiver”) to the Notes. The First Amendment and Waiver, restates, among other things, the definition of consolidated EBITDA. Certain financial covenants, including the total leverage ratio, consolidated senior leverage ratio, minimum consolidated EBITDA and minimum consolidated interest coverage ratio, have been amended. This amendment provided waivers for covenant violations and other defaults at December 31, 2005 and for all periods under the previous terms of the agreement.

On May 8, 2007, the Company entered into a second amendment (the “Second Amendment”) to the Notes, effective April 30, 2007. The Second Amendment restates the definition of consolidated interest charges and extends the date the Company is required to deliver the audited financial statements for the 12 months ended December 31, 2006 from April 30, 2007 to May 15, 2007.

7.	Stock Option Plans

During 2004, the compensation committee of the Company approved the “2004 Stock Option Plan” (the “Plan”). The Plan provided that 93,754 shares of the Company’s common stock be reserved for grants to key personnel for these incentive stock options. The options granted have a ten year term and vest at a rate of 20% per year. In addition to those options granted under the 2004 plan, 48,200 options that had been previously granted by LogistiCare Inc. prior to acquisition by Charter LCI Corporation were “rolled over” with the acquisition and allowed to continue as options to acquire common stock of the Company.

A summary of the status of and changes in shares of the Company’s common stock subject to options is as follows:

	Shares subject to Option	Weighted- average exercise price
Balances at January 1, 2005 - outstanding	97,140	$125.30
Granted	25,670
Exercised	(21,508)

Balances at December 31, 2005 - outstanding	101,302	$150.05
Exercisable at December 31, 2005	36,480	$91.94

Granted	17,700
Forfeited or expired	(16,432)

Balances at December 31, 2006 - outstanding	102,570	$171.10

The 21,508 options exercised during 2005 resulted in the issuance of 16,838 Class B common shares.

The following table summarizes stock options outstanding at December 31, 2006 and changes during the twelve months then ended:

Options	Share	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2006	101,302	$162.30	7.4
Granted	17,700	200.70
Forfeited or expired	16,432	148.80

Outstanding at December 31, 2006	102,570	171.10	7.1	$1,655

Exercisable at December 31, 2006	36,384	140.20	5.7	$1,180

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the value of the Company’s stock on December 31, 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercise their options on December 31, 2006, respectively. The amount of aggregate intrinsic value will change based on the fair market value of the Company’s stock. The Company assumed a forfeiture rate of 0% based on historical forfeitures.

	At December 31, 2006
	Outstanding			Exercisable
Exercise Price Range	Options	Contractual Remaining Life (years)*	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
$27.50 - $50.00	21,191	2.6	$50.00	15,107	$50.00
$157.20 - $158.00	44,139	8.3	157.60	11,149	157.40
$196.50 - $197.50	9,310	8.2	196.90	2,532	196.70
$235.80 - $237.00	9,310	8.2	236.30	2,532	236.00
$275.10 - $276.50	9,310	8.2	275.70	2,532	275.30
$314.40 - $316.00	9,310	8.2	315.10	2,532	314.70

	102,570	7.1	$171.10	36,384	$140.20

*	Weighted Average

Based on the Black-Scholes option pricing model, the weighted average grant date fair value was $55.95 for grants made in 2006 and the weighted-average grant date minimum value was $5.48 for grants made in 2005.

8.	Income Taxes

The provision (benefit) for federal and state income taxes is as follows:

	Current	Deferred	Total
Year ended December 31, 2005
Federal	$2,794	$(5,076)	$(2,282)
State	68	(329)	(261)

	$2,862	$(5,405)	$(2,543)

Year ended December 31, 2006
Federal	$(902)	$(1,718)	$(2,620)
State	5	(243)	(238)

	$(897)	$(1,961)	$(2,858)

At December 31, 2006 and 2005, the Company had temporary differences between the financial statement bases and the income tax bases of certain of its assets and liabilities. The significant components of the Company’s deferred tax assets (liabilities) are as follows:

	2006	2005
Assets
Purchased transportation	$8,018	$8,020
Accrued expenses	318	636
State income tax loss carryforwards	164	117
Allowance for doubtful accounts	90	172
Audit Accruals	78	96
Compensation	171	—
Other, net	194	161

Total assets (current)	$9,033	$9,202
Liabilities
Book over tax basis of intangible assets	$(24,492)	$(26,979)
Book over tax basis of property and equipment	(489)	(174)
Other, net	(170)	(126)

Total liabilities (long-term)	(25,151)	(27,279)

Net deferred tax liability	$(16,118)	$(18,077)

At December 31, 2006 and 2005, the Company has approximately $3,900 and $2,700, respectively, in state net operating loss carryforwards which expire during the years 2013 through 2024.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes it is more likely than not that the Company will generate sufficient future taxable income in the appropriate carryforward periods to realize the benefit of its deferred tax assets. However, if the available evidence were to change in the future, a valuation allowance may be required.

A reconciliation between the reported income tax benefit and the amount computed by applying the statutory federal tax rate of 35% is as follows:

	2006	2005
Computed tax benefit at 35%	$(2,745)	$(2,259)
State income taxes	(239)	(285)
Permanent differences and other	126	1

Reported tax benefit	$(2,858)	$(2,543)

9.	Employee Benefits

The Company maintains a 401(k) Retirement Plan for its employees. Under this plan, the Company may contribute an amount equal to 25% of the first 5% of participant elective contributions. At the end of each plan year, the Company may also make a contribution on a discretionary basis on behalf of participants who have made elective contributions for the plan year. In no event will participant shares of the Company’s matching contribution exceed 1% of participants’ compensation for the Plan Year. The Company’s contributions were $77 and $74 for the year ended December 31, 2006 and 2005, respectively.

10.	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Management believes that there are no pending claims that could have a material adverse effect on the Company’s financial position or future results of operations and cash flows.

The Company leases vehicles, office space and office equipment under noncancellable operating leases with terms of two to seven years. Rent expense for the year ended December 31, 2006 and 2005 was $1,983 and $3,063, respectively.

Future minimum lease commitments under non-cancellable operating leases are as follows at December 31, 2006:

2007	$1,822
2008	1,198
2009	830
2010	643
2011	367
Thereafter	38

$4,898

The Company had outstanding standby letters of credit totaling $10,845 and performance and payment bonds issued of $8,735 at December 31, 2006. These letters of credit and bonds were issued in order to comply with certain provisions of contracts to supply non-emergency medical transportation management services to commercial and government agencies. The Company also has two irrevocable letters of credit issued for the benefit of Discover Reinsurance Company in the amount of $3,093.

Report of Independent Auditors

To the Board of Directors and Stockholders of

Charter LCI Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Charter LCI Corporation and its subsidiaries at September 30, 2007 and December 31, 2006, and the results of their operations and their cash flows for the nine months ended September 30, 2007 and the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109, in 2007. Also as described in Note 2, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, in 2006.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
January 31, 2008

Charter LCI Corporation

Consolidated Balance Sheets

September 30, 2007 and December 31, 2006

(in thousands of dollars, except share data)

	2007	2006
Assets
Current assets
Cash and cash equivalents	$2,969	$845
Restricted cash	4,051	2,116
Trade receivables, net of allowance of $863 and $905, respectively	21,506	18,984
Deferred tax asset	8,364	9,033
Prepaid expenses and other current assets	6,104	3,321

Total current assets	42,994	34,299
Property and equipment, net	7,057	6,660
Intangible assets, net	59,882	65,792
Goodwill	98,538	98,538
Deferred financing costs, net	1,418	1,967
Restricted cash	250	250
Other assets	467	668

Total assets	$210,606	$208,174

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,500	$46
Cash overdraft liability	—	2,764
Accrued purchased transportation costs	26,111	28,031
Accrued salaries, wages and benefits	2,584	1,880
Accrued interest	412	507
Accrued income tax payable	2,955	1,407
Loss and loss adjustments and unearned premiums	5,734	3,699
Other accrued expenses and liabilities	6,929	4,638
Deferred revenue	14	342
Current portion of long-term debt and obligations under capital leases	8,975	11,956

Total current liabilities	63,214	55,270
Deferred tax liabilities	22,771	25,151
Long-term debt and obligations under capital leases, less current portion	24,713	31,009
Other liabilities	1,649	—

Total liabilities	112,347	111,430

Commitments and contingencies (Note 10)
Stockholders’ equity
Common stock, $0.01 par value, 1,000,000 shares authorized; Class A 590,196 shares issued and outstanding at September 30, 2007 and December 31, 2006; Class B 56,599 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	6	6
Additional paid-in capital	106,602	105,979
Accumulated deficit	(8,349)	(9,241)

Total stockholders’ equity	98,259	96,744

Total liabilities and stockholders’ equity	$210,606	$208,174

The accompanying notes are an integral part of these consolidated financial statements.

Charter LCI Corporation

Consolidated Statements of Operations

Nine Months Ended September 30, 2007 and Year Ended December 31, 2006

(in thousands of dollars, except share data)

	2007	2006
Revenue	$250,123	$252,059
Operating expenses
Purchased transportation	191,658	195,160
Payroll and benefits	27,077	27,919
Equipment, communication and occupancy	4,984	5,710
Professional services	3,333	4,727
Depreciation and amortization	7,951	11,007
Other operating expenses	9,334	9,539
Loss on disposal of assets	9	8

	244,346	254,070

Income (loss) from operations	5,777	(2,011)

Other income (expense)
Interest income	422	150
Interest expense	(4,129)	(5,915)
Other	(94)	(68)

	(3,801)	(5,833)

Income (loss) before income tax expense (benefit)	1,976	(7,844)
Income tax expense (benefit)	968	(2,858)

Net income (loss)	$1,008	$(4,986)

The accompanying notes are an integral part of these consolidated financial statements.

Charter LCI Corporation

Consolidated Statements of Stockholders’ Equity

Nine Months Ended September 30, 2007 and Year Ended December 31, 2006

(in thousands of dollars, except share data)

	Common Stock (a)		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balances at January 1, 2006	646,795	$6	$105,873	$(4,255)	$101,624
Grant of stock options	—	—	106	—	106
Net loss	—	—	—	(4,986)	(4,986)

Balances at December 31, 2006	646,795	6	105,979	(9,241)	96,744

Adoption of FIN 48	—	—	—	(116)	(116)
Grant and modification of stock options	—	—	414	—	414
Tax windfall from stock options	—	—	209	—	209
Net income	—	—	—	1,008	1,008

Balances at September 30, 2007	646,795	$6	$106,602	$(8,349)	$98,259

(a)	Company shares outstanding include 590,196 of Class A common stock at September 30, 2007 and December 31, 2006 and 56,599 of Class B common stock at September 30, 2007 and December 31, 2006, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Charter LCI Corporation

Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2007 and Year Ended December 31, 2006

(in thousands of dollars, except share data)

	2007	2006
Cash flows from operating activities
Net income (loss)	$1,008	$(4,986)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,951	11,007
Loss on disposal of assets	9	8
Compensation from employee stock option plan	414	106
Bad debt expense	530	817
Deferred income taxes	(1,678)	(1,961)
Amortization of deferred financing costs and debt discount	643	637
Deferred interest added to principal	331	217
Changes in assets and liabilities, net of effect of acquisition of business:
Trade receivables	(3,052)	289
Income tax receivable/payable and other liabilities	3,047	2,196
Prepaid expenses and other assets	(2,857)	(1,777)
Accounts payable and accrued expenses	12,468	1,118
Deferred revenue	(327)	(813)

Net cash provided by operating activities	18,487	6,858

Cash flows from investing activities
Business acquisition net of cash acquired	—	(150)
Purchase of property and equipment	(2,162)	(1,845)
Expenditures related to proprietary software	(145)	(298)
Proceeds from direct financing leases	134	192
Change in restricted cash	(1,935)	(2,116)

Net cash used in investing activities	(4,108)	(4,217)

Cash flows from financing activities
Change in cash overdrafts	(2,764)	2,764
Payment of debt issuance expenses	—	(460)
Tax windfall from employee stock option plan	209	—
Net borrowings (repayment) under revolving credit facility	(4,300)	1,300
Repayment of long-term debt and obligations under capital leases	(5,400)	(6,039)

Net cash used in financing activities	(12,255)	(2,435)

Net increase in cash and cash equivalents	2,124	206

Cash and cash equivalents
Beginning of period	845	639

End of period	$2,969	$845

Noncash financing and investing activities
Assets acquired through capital lease	$—	$651
Assets returned from (subleased to) transportation providers	143	(638)

Supplemental disclosure of cash flow information
Cash paid for interest	$3,253	$4,910
Cash paid for income taxes	$—	$797
Cash received for income taxes	$(611)	$(3,713)

The accompanying notes are an integral part of these consolidated financial statements.

Charter LCI Corporation

Notes to Consolidated Financial Statements

September 30, 2007 and December 31, 2006

(in thousands of dollars, except share data)

1.	Organization and Basis of Presentation

Charter LCI Corporation, which is majority-owned by an affiliate of Charterhouse Group, Inc. and Summit Partners, has its principal management and administrative facilities in College Park, Georgia and operates primarily through its wholly-owned subsidiaries (collectively referred to as the “Company”).

The Company was formed for the purpose of acquiring, effective May 28, 2004, the outstanding stock of LogistiCare, Inc. and all of its wholly-owned subsidiaries.

LogistiCare Solutions, LLC, a wholly-owned subsidiary of LogistiCare, Inc., is an information technology-based provider of outsourced transportation management to health and human service organizations. As a provider of non-emergency medical transportation management services, serving clients in 18 states, it generates revenue from providing services in each of these markets. The Company provides services under contracts with its customers on a capitated basis and, to a lesser extent, on a fee-for-service basis.

Provado Technology Services, Inc., a wholly-owned subsidiary of LogistiCare, Inc., is a telecommunications sales and service provider. It also develops, implements and supports the Company’s information system infrastructure.

Provado Insurance Services, Inc., a wholly-owned subsidiary of LogistiCare, Inc., was incorporated on December 15, 2004 as a fully licensed pure captive insurance company domiciled in the State of South Carolina. The Company provides reinsurance for policies written by Discover Reinsurance Company for general liability, automobile liability, and automobile physical damage coverage to the Company and others.

The Company is authorized to issue 1,000,000 shares of all classes of common stock. The powers, preferences and rights of Class A common stock and Class B common stock shall be identical in all respects and the holders of Class A common stock and Class B common stock shall have the right, voting as a class, to vote on all matters voted upon by the stockholders of the Company at any meeting thereof (including in the election of Class B Directors), except that the holders of Class A common stock shall have the additional right, voting as a separate class, to elect or remove, with or without cause, three directors (designated as Class A Directors), each of whom shall have two votes with respect to all matters.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The financial statements as of September 30, 2007 and December 31, 2006 include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated from the consolidated financial statements of the Company.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers all highly liquid investments that are readily convertible to cash or that have maturities of three months or less when purchased to be cash equivalents. The Company has reclassified $0 and $2,764 in cash overdrafts where the right of offset does not exist at September 30, 2007 and December 31, 2006, respectively. This amount is included in cash overdraft liability in the accompanying consolidated balance sheets.

Restricted Cash

Certain state regulations require the Company to maintain $250 in restricted cash as minimum required capital related to Provado Insurance Services, Inc. At September 30, 2007 and December 31, 2006, the Company also had $4,051 and $2,116, respectively, of cash restricted in relation to Provado Insurance Services, Inc. in lieu of letters of credit for the benefit of Discover Reinsurance Company.

Trade Receivables and Revenue Recognition

Trade receivables under capitation contracts and a majority of fee-for-service contracts are recorded at the amount invoiced to customers on normal trade terms and do not bear interest. Trade receivables under certain of the Company’s fee-for-service contracts are recorded at estimated net realizable amounts determined by reducing gross amounts due from customers by their estimated allowance for contractual adjustments. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing trade receivables. The Company determines the allowance based on historical write-off experience and current economic conditions. The Company reviews its allowance for doubtful accounts monthly. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Revenues under capitation contracts with customers result from monthly fees based on the number of participants in the customer’s program. Revenues earned under fee-for-service contracts are recognized when the service is provided. Revenue under certain of these fee-for-service contracts is based upon established billing rates less allowance for contractual adjustments. Estimates of contractual adjustments are based upon payment terms specified in the related contractual agreements. Contractual payment terms for these agreements are generally based upon predetermined rates per service provided.

Insurance premiums are earned ratably over the period in which the coverage is provided. Unearned premiums represent the portion of premiums written that are applicable to the unexpired terms of policies in force. Deferred revenue represents advance payments received under customer contracts.

Reinsurance

Reinsurance receivables are estimates of paid and unpaid losses, collectible from the Company’s reinsurer. The amounts ultimately collected may be more or less than these estimates. Any adjustment of these estimates is reflected in income, as they are determined. The Company periodically reviews the financial condition of its reinsurers and amounts recoverable, and records an allowance when necessary for uncollectible reinsurance.

Purchased Transportation Costs

Transportation costs are estimated and accrued in the month the services are rendered by providers utilizing an analysis of data consisting of gross reservations for transportation services to be provided to customers and average costs per transportation services by customer contract. Average costs per contract are derived by utilizing historical cost trends and corresponding monthly gross reservations. Actual costs incurred subsequent to, but relating to, a specific accounting period are monitored and compared to recorded accruals and adjustments to those accruals are made based on actual costs incurred.

Derivative Instruments

On August 2, 2004, the Company entered into an interest rate swap agreement that terminated on August 1, 2007. The instrument was recorded in the consolidated balance sheet at its fair value. The swap agreement did not qualify for hedge accounting and, accordingly, changes in the fair value of the interest rate swap agreement have been accounted for in the consolidated statement of operations. See Note 3 Interest Rate Swap Agreement for a more detailed discussion of the Company’s derivatives.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for replacements and improvements are capitalized while maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to ten years. The Company records gains and losses in the statement of operations related to the retirement or disposition of assets.

Capital and operating leases are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No.13, Accounting for Leases, and other authoritative guidance.

Assets under capital leases are recorded at the present value of the minimum lease payments at the start of the lease term and are depreciated on a straight-line basis over the lease term. Assets under capital leases represent vehicles.

Rent expense for operating leases that contain scheduled rent increases is recognized on a straight-line basis over the lease term, including any option periods included in the determination of the lease term.

Capitalized Software for Internal Use

Under the provisions of Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, capitalization of costs begins when the preliminary project stage is completed, management has authorized further funding for the project and management deems it probable that the software will be completed and used to perform the function intended. The Company amortizes capitalized software development costs when the project is substantially complete and ready for its intended use. Depreciation is provided on a straight-line basis over the estimated useful life of the software, which ranges from 3 to 10 years. The net balance of capitalized software development costs included in property and equipment was $1,716 and $1,449 at September 30, 2007 and December 31, 2006, respectively. Depreciation of capitalized software was $132 and $181 for the nine months ended September 30, 2007 and year ended December 31, 2006, respectively. Certain costs, such as maintenance and training, are expensed as incurred.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Measurement of any impairment would include a comparison of estimated undiscounted future cash flows to be generated during the remaining life of the asset to its net carrying value. The Company believes the carrying values of all long-lived assets at September 30, 2007 and December 31, 2006 are recoverable.

Impairment of Intangible Assets

Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets requires that goodwill be reviewed at least annually for impairment. The Company performs its annual impairment review during the fourth quarter of each year or whenever events or changes in circumstances indicate that such assets might be impaired. The Company tested for goodwill impairment at September 30, 2007 and December 31, 2006 and found that no impairment exists.

Self Insurance

The Company is primarily self-insured for employee medical and dental insurance claims. A self insurance claim liability is determined based on claims filed and an estimate of claims incurred but not yet reported. The Company maintains stop loss coverage for individual claim amounts. The Company’s accrual for self-insured claims was $534 and $403 for the nine months ended September 30, 2007 and year ended December 31, 2006, respectively, and is included in accrued salaries, wages and benefits in the accompanying consolidated balance sheets.

Deferred Financing Costs

The Company capitalizes debt issuance costs and amortizes them into interest expense using the effective interest method and the straight-line method, which approximates the effective interest method. The Company’s amortization of these costs was $549 and $513 for the nine months ended September 30, 2007 and year ended December 31, 2006, respectively.

Deferred Policy Acquisition Costs

Policy acquisition costs, representing commissions and underwriting costs, are deferred and expensed over the term of the related policies. These deferred costs are included in other assets as of September 30, 2007 and December 31, 2006. Amortization of deferred policy acquisition costs amounted to $661 and $513 for the nine months ended September 30, 2007 and year ended December 31, 2006, respectively.

Loss and Loss Adjustment Expense

The liabilities for unpaid losses and loss adjustment expenses are based primarily on individual case estimates for losses reported by claimants to the Company. An estimate is provided for losses and loss adjustment expenses incurred but not reported on the basis of experience of the Company and experience of the industry. These estimates are regularly reviewed by independent consulting actuaries and, as experience develops and new information becomes known, are adjusted as necessary. Such adjustments, if any, are reflected in the results of operations in the period in which they become known.

Management believes that the liability for losses and loss adjustment expenses is adequate. However, because of the extended period of time over which such losses are settled and the general uncertainty surrounding the estimates, the ultimate settlement cost of the losses and the related loss adjustment expenses could vary from the amount reserved. Management believes the impact of these variances on the statement of operations will be minimal.

The liability for unpaid losses and loss adjustment expenses is summarized as follows:

	2007	2006
Reported losses and loss adjustment expenses	$2,093	$712
Incurred-but-not-reported losses and loss adjustment expenses	1,109	1,321

	$3,202	$2,033

The Company’s loss and loss adjustments expenses are included in loss and loss adjustments and unearned premiums as of September 30, 2007 and December 31, 2006.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share Based Payment. SFAS No. 123R establishes the accounting for transactions in which an entity pays for employee services in share based payment transactions. SFAS No. 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The fair value of employee share options and similar instruments is estimated using option-pricing models adjusted for the unique characteristics of those instruments. That cost is recognized over the vesting period during which an employee is required to provide service in exchange for the award. The Company adopted SFAS No. 123R effective January 1, 2006. Prior to adoption of SFAS No. 123R, the Company, in applying SFAS No. 123, used the minimum value method to calculate stock based-compensation expense for pro-forma purposes. Nonpublic companies that used the minimum value method under SFAS No. 123 are required to apply the prospective transition method. Under this method, compensation cost is only recognized for new awards granted and for awards modified, repurchased or cancelled in the period after adoption. Compensation cost is not recognized for the unvested portion of awards granted prior to adoption during the period when vesting occurs. The application of SFAS No. 123R resulted in the Company recognizing a charge of approximately $414 and $106 for compensation cost for the nine months ended September 30, 2007 and for the year ended December 31, 2006, respectively, based on the estimated grant-date fair value of all vested awards. As of September 30, 2007 and December 31, 2006, the Company had $3,174 and $839, respectively, of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the plan. The $3,174 of unrecognized compensation cost at September 30, 2007 is expected to be recognized as stock-based compensation expense over a weighted-average period of 4.2 years. This expected cost does not include any impact of any future stock-based compensation awards.

The fair value of stock options granted by the Company was estimated using the Black-Scholes option pricing model that uses various assumptions noted in the following table. Expected volatility is based on historical industry volatility. The expected term of the stock options granted represents the period of time that options are expected to be outstanding. The risk-free rate is based on the weighted average continuously compounded yield for 7 and 5 year U.S. Treasury yield bonds at the time of grant for the expected term of the options:

	2007	2006
Risk free rate	4.92% to 5.26%	4.83% to 4.84%
Dividend yield	0.00%	0.00%
Volatility	41.0% to 45.6%	49.1% to 50.1%
Expected term	3.83 to 6.50 years	6.33 to 6.50 years

Income Taxes

Income taxes are accounted for using the liability method under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of assets and liabilities. A valuation allowance is recorded, based upon currently available information, when it is more likely than not that any or all of a deferred tax asset will not be realized. The provision for income taxes includes taxes currently payable, if any, plus the net change during the year in deferred tax assets and liabilities.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Significant Customers

Information with respect to revenues from significant customers is as follows:

	2007	2006
Revenue from largest customer	$46,648	$56,493
% of total revenue	19%	22%
Revenue from next three largest customers	$64,377	$89,283
% of total revenue	26%	35%

Accounts receivable from four customers represent 55% and 47% of accounts receivable at September 30, 2007 and December 31, 2006, respectively.

Concentration of Credit Risk

The Company maintains significantly all cash and cash equivalent balances in three financial institutions. Management monitors the soundness of these financial institutions and believes the Company’s risk is not significant.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash, restricted cash, cash equivalents, accounts receivable, accounts payable and accrued expenses, are carried at cost, which approximates their fair value because of the short-term nature of these instruments. Long-term debt and capital lease obligations are carried at cost, which approximates fair value due to the proximity of the interest rates of these financial instruments to the prevailing market rates for similar instruments.

Recently Issued Accounting Standards

In July 2006, the Financial Accounting Standards board (“FASB”) issued FASB Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 on January 1, 2007. The cumulative effect adjustment recorded upon adoption resulted in a $148 increase (including $83 of accrued interest) to the Company’s existing $1,408 liability for unrecognized tax benefits, an increase to deferred tax asset of $32 and an increase to opening accumulated deficit of $116. The Company classifies interest and penalties related to unrecognized tax positions as a component of income taxes.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a common definition for fair value to be applied to U.S. GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the expected impact on its financial statements of adopting SFAS No. 157. In December 2007, the FASB proposed FASB Staff Position (FSP) FAS 157-b to allow a one-year deferral of adoption of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities that are recognized at fair value on a nonrcurring basis. The comment deadline for FSP FAS 157-b was January 16, 2008. In November 2007, the FASB issued proposed FSP SFAS 157-a – Application of FASB Statement No. 157 to FASB Statement No. 13 And Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions. The comment deadline on this proposed FSP was January 4, 2008. The ultimate outcome of these recent developments is currently unknown.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its consolidated financial statements.

In December 2007, the FASB issued SFAS No.141 (revised 2007), Business Combinations (FAS 141(R) and SFAS No. 160 Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51(FAS 160). SFAS No. 141(R) will significantly change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS No. 160 will change the accounting and reporting for minority interest, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 141(R) and SFAS No. 160 are effective for fiscal years beginning on or after December 15, 2008. FAS 141 (R) will be applied prospectively. SFAS No.160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interest. All other requirements of SFAS No. 160 shall be applied prospectively. Early adoption is prohibited for both standards. The Company is currently assessing the impact of SFAS No. 141(R) and SFAS No. 160 on its consolidated financial statements.

3.	Interest Rate Swap Agreement

On August 2, 2004, the Company entered into an interest rate swap that terminated on August 1, 2007. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the Company recorded an asset of $121, representing the fair value of the swap at December 31, 2006, and recognized other expense of approximately $121 and $41 for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively. The swap asset is reflected in prepaid and other current assets in the accompanying consolidated balance sheet at December 31, 2006. The swap agreement did not qualify for hedge accounting and, accordingly, changes in market value impacted the statement of operations.

4.	Property and Equipment, Net

At September 30, 2007 and December 31, 2006, the Company’s property and equipment, including assets under capital leases, consists of the following:

	2007	2006
Vehicles	$720	$1,662
Computer equipment and software	8,935	7,402
Office furniture, fixtures, equipment and other	3,387	2,786
Leasehold improvements	1,101	786
Work in process	15	137

	14,158	12,773
Less: Accumulated depreciation	(7,101)	(6,113)

	$7,057	$6,660

Work in process consists of costs of computer software developed for internal use at the balance sheet dates.

Vehicles under capital leases were $427 and $545, net of accumulated depreciation of $225 and $106 at September 30, 2007 and December 31, 2006, respectively.

Depreciation expense for the nine months ended September 30, 2007 and year ended December 31, 2006 was $2,041 and $3,091, respectively.

In 2006, the Company entered into direct financing leases with transportation providers. At September 30, 2007 and December 31, 2006, the components of the net investment are as follows:

	2007	2006
Minimum future payments to be received
2007	$30	$198
2008	111	195
2009	37	78

	178	471
Less: Unearned income	10	25

	$168	$446

The Company’s net investment in direct financing leases is included in prepaid expenses and other current assets and other assets at September 30, 2007 and December 31, 2006.

5.	Goodwill and Intangible Assets

As part of the purchase of LogistiCare, Inc. and all of its wholly-owned subsidiaries, effective May 28, 2004, the merger agreement provided for $1,000 of contingent consideration dependent upon the Company’s receipt of tax refunds. In 2006, $150 of contingent consideration was paid to the selling shareholders. In prior years these selling shareholders received $850 in payments. These payments have been accounted for as additional goodwill in the periods when related refunds were received.

A summary of changes in the Company’s goodwill and other intangible assets for the nine months ended September 30, 2007 and year ended December 31, 2006 is as follows:

	Net Balance at December 31, 2006	Additions	Impairment	Amortization	Net Balance at September 30, 2007	Amortization Period (Years)
Goodwill	$98,538	$—	$—	$—	$98,538	—

Intangible assets subject to amortization
Developed technology	$52,658	$—	$—	$5,325	$47,333	10
Customer relationships	13,062	—	—	562	12,500	20
Covenant not to compete	72	—	—	23	49	5

Total intangible assets subject to amortization	$65,792	$—	$—	$5,910	$59,882

	Net Balance at December 31, 2005	Additions	Impairment	Amortization	Net Balance at December 31, 2006	Amortization Period (Years)
Goodwill	$98,388	$150	$—	$—	$98,538

Intangible assets subject to amortization
Developed technology	$59,758	$—	$—	$7,100	$52,658	10
Customer relationships	13,812	—	—	750	13,062	20
Covenant not to compete	101	—	—	29	72	5
Other	37	—	—	37	—	2

Total intangible assets subject to amortization	$73,708	$—	$—	$7,916	$65,792

	As of September 30, 2007
	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization
Developed technology	$71,000	$(23,667)	$47,333
Customer relationships	15,000	(2,500)	12,500
Covenant not to compete	146	(97)	49
Other	190	(190)	—

Total intangible assets	$86,336	$(26,454)	$59,882

	As of December 31, 2006
	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization
Developed technology	$71,000	$(18,342)	$52,658
Customer relationships	15,000	(1,938)	13,062
Covenant not to compete	146	(74)	72
Other	190	(190)	—

Total intangible assets	$86,336	$(20,544)	$65,792

Expected amortization expense of intangible assets for the succeeding five years is as follows:

Years Ending
Remainder of 2007	$1,970
2008	7,879
2009	7,864
2010	7,850
2011	7,850
2012	7,850

6.	Long-term Debt

At September 30, 2007 and December 31, 2006 the company’s long-term debt consists of the following:

	2007	2006
Revolving credit facility	$—	$4,300
Term loan Facility	15,432	21,016
Senior subordinated notes	17,871	17,115
Capitalized lease obligation	385	534

	33,688	42,965
Less: Current portion	8,975	11,956

	$24,713	$31,009

Maturities of long-term debt are as follows:

Years Ending
2007	$2,245
2008	9,193
2009	4,710
2010	17,540

$33,688

The Company entered into a revolving credit and term loan agreement (the “Agreement”) effective May 28, 2004. The Agreement consists of a $25,000 revolving credit facility and a $35,000 term loan facility with a final maturity date of May 28, 2009. Proceeds from the amended and restated facility were used in the acquisition and to refinance existing senior collateralized indebtedness, to pay transaction fees and for other general corporate purposes. This agreement contains certain covenants, which, among other things, require the Company to maintain a maximum total leverage ratio, a maximum consolidated senior leverage ratio, minimum consolidated EBITDA, a minimum consolidated fixed charge coverage ratio and include consolidated capital expenditure limits.

Effective June 10, 2005, the Company entered into a first amendment (the “First Amendment”) to the Agreement. The First Amendment amended, among other things, the limit on the letters of credit issued for the account of Provado Insurance Services, Inc.

Effective September 30, 2005, the Company entered into a second amendment (the “Second Amendment”) to the Agreement. The Second Amendment restated, among other things, the definition of consolidated funded indebtedness to mean all indebtedness of the loan parties minus the maximum amount available to be drawn under outstanding surety bonds up to $20,000 in the aggregate.

On February 17, 2006, the Company entered into a third amendment and waiver (the “Third Amendment and Waiver”) to the Revolving Credit and Term Loan Agreement. The Third Amendment and Waiver restated the definition and set limits on certain components of the calculation of consolidated EBITDA. Certain financial covenants, including the total leverage ratio, consolidated senior leverage ratio, minimum consolidated EBITDA and minimum consolidated fixed charge coverage ratio, were amended. A limited waiver was also issued with this amendment which waived the Company’s non-compliance with the previously stated minimum consolidated EBITDA limits for the twelve month period ending on September 30, 2005.

On December 1, 2006, the Company entered into a fourth amendment and waiver (the “Fourth Amendment and Waiver”) to the Revolving Credit and Term Loan Agreement. The Fourth Amendment and Waiver amends, among other things, the rate of interest applicable to the credit facilities and restates the definition of consolidated EBITDA. Additionally, the amendment limits the cash outlay for interest on the Company’s senior subordinated notes (the “Notes”) to 11% per annum. Certain financial covenants, including the total leverage ratio, consolidated senior leverage ratio, minimum consolidated EBITDA and minimum consolidated interest coverage ratio, have been amended. This amendment provided waivers for covenant violations and other defaults at December 31, 2005 and for all periods under the previous terms of the agreement.

On May 7, 2007, the Company entered into a fifth amendment (the “Fifth Amendment”) to the Revolving Credit and Term Loan Agreement, effective April 30, 2007. The Fifth Amendment restated the definition of consolidated interest charges and consolidated excess cash flow and extended the date the Company was required to deliver the audited financial statements for the 12 months ended December 31, 2006 from April 30, 2007 to May 15, 2007.

Under the amended revolving and term facilities, the Company, at its sole option, can borrow funds under the revolver facility at an interest rate equal to the London Interbank Offered Rate (“LIBOR”) plus a margin or at the lenders’ base rate, generally equal to the lenders’ prime rate, plus a margin. Interest rates under the revolving facility are base rate plus a margin ranging up to 2.25% or LIBOR plus a margin ranging up to 3.50%. Interest rates under the term facility are base rate plus a margin ranging up to 2.75% or LIBOR plus a margin ranging up to 4.0%.

The applicable margin payable by the Company will be determined by the Company’s operating leverage ratio that is calculated quarterly. The Company makes interest rate elections as frequently as monthly. Substantially all of the assets of the business collateralize borrowings under the Agreement.

Effective May 28, 2004, the Company completed its sale of $17 million aggregate principal amount of Notes. The Notes have a coupon of 13 1/2%. Interest on the Notes is payable quarterly. Prior to the December 1, 2006 amendment to the Revolving Credit and Term Loan Facility, the Company paid at least 11% in cash and 2 1/2%, at its option, could be added to the principal amount of the Notes or, at the purchasers’ request, be paid by the issuance of additional subordinated Notes. During 2007 and 2006, $331 and $217, respectively, of interest was added to the principal amount of the Notes.

The Notes contain certain covenants, which, among other things, require the Company to maintain a maximum total leverage ratio, a maximum consolidated senior leverage ratio, minimum consolidated EBITDA, a minimum consolidated fixed charge coverage ratio and include consolidated capital expenditure limits. The Notes mature in full on May 28, 2010.

The purchasers of the Notes received warrants to purchase 9,375 shares of Class B common stock at an exercise price of $.10 per share. The warrants are exercisable at the election of the Holders either in full at any time or in part from time to time. Relative fair value of $746 was attributed to the warrants resulting in the recording of additional paid-in capital and debt discount related to the Notes. The debt discount is being amortized using the straight-line method, which approximates the effective interest method, over the life of the Notes.

Under certain circumstances, the Company, at its option, can redeem all or a portion of the Notes prior to May 28, 2010. If the Notes were to be redeemed prior to this date, the Company would have to pay the principal amount, accrued interest and certain premiums.

The Notes are jointly and severally guaranteed (the “Subsidiary Guarantees”) by all of the Company’s subsidiaries (the “Subsidiary Guarantors”). The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees are subordinated, to the same extent as the obligations of the Company in respect of the Notes, to the prior payment in full of all existing and future senior debt of the Subsidiary Guarantors (which will include any guarantee issued by such Subsidiary Guarantors of any senior debt).

On December 1, 2006, the Company entered into a first amendment and waiver (the “First Amendment and Waiver”) to the Notes. The First Amendment and Waiver, restates, among other things, the definition of consolidated EBITDA. Certain financial covenants, including the total leverage ratio, consolidated senior leverage ratio, minimum consolidated EBITDA and minimum consolidated interest coverage ratio, have been amended. This amendment provided waivers for covenant violations and other defaults at December 31, 2005 and for all periods under the previous terms of the agreement.

On May 8, 2007, the Company entered into a second amendment (the “Second Amendment”) to the Notes, effective April 30, 2007. The Second Amendment restated the definition of consolidated interest charges and extended the date the Company was required to deliver the audited financial statements for the 12 months ended December 31, 2006 from April 30, 2007 to May 15, 2007.

7.	Stock Option Plans

During 2004, the compensation committee of the Company approved the “2004 Stock Option Plan” (the “Plan”). The Plan provided that 93,754 shares of the Company’s common stock be reserved for grants to key personnel for these incentive stock options. The options granted have a ten year term and vest at a rate of 20% per year. In addition to those options granted under the 2004 plan, 48,200 options that had been previously granted by LogistiCare Inc. prior to acquisition by Charter LCI Corporation were “rolled over” with the May 28, 2004 acquisition and allowed to continue as options to acquire common stock of the Company.

The following table summarizes the stock options outstanding at September 30, 2007 and December 31, 2006 and changes during the nine months and year then ended, respectively:

Options	Share	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at January 1, 2006	101,302	$150.05
Granted	17,700	200.68
Forfeited or expired	16,432	148.77
Outstanding at December 31, 2006	102,570	171.11	7.1	$1,655

Exercisable at December 31, 2006	36,384	$140.16	5.7	$1,180

Granted	29,150	$173.70
Forfeited or expired	13,119	248.80
Outstanding at September 30, 2007	118,601	147.20	7.0	$7,750

Exercisable at September 30, 2007	45,068	$129.20	5.6	$3,721

The Company modified 18,860 options, reducing exercise prices ranging from $197.50 to $276.50 per option to $158.00 per option, which resulted in $64 of expense included in the $414 of compensation cost for the nine months ended September 30, 2007. The Company assumed a forfeiture rate of 3.6% based on historical forfeitures. The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the value of the Company’s stock on December 31, 2006 and September 30, 2007 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercise their options on December 31, 2006 and September 30, 2007, respectively. The amount of aggregate intrinsic value will change based on the fair market value of the company’s stock.

	At September 30, 2007
	Outstanding			Exercisable
Exercise Price Range	Options	Contractual Remaining Life (years)*	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
$50.00	21,192	1.9	$50.00	15,107	$50.00
$157.20 - $158.00	87,799	8.2	157.80	26,445	157.60
$196.50	1,465	6.9	196.50	879	196.50
$235.80	1,465	6.9	235.80	879	235.80
$275.10 - $280.00	5,215	9.0	278.60	879	275.10
$314.40	1,465	6.9	314.40	879	314.40

	118,601	7.0	$147.20	45,068	$129.20

*	Weighted Average

Based on the Black-Scholes option pricing model, the weighted average grant date fair values were $81.72 and $55.95 for grants made in 2007 and 2006, respectively.

8.	Income Taxes

The provision (benefit) for federal and state income taxes is as follows:

	Current	Deferred	Total
Year ended December 31, 2006
Federal	$(902)	$(1,718)	$(2,620)
State	5	(243)	(238)

	$(897)	$(1,961)	$(2,858)

Nine months ended September 30, 2007
Federal	$2,404	$(1,626)	$778
State	242	(52)	190

	$2,646	$(1,678)	$968

At September 30, 2007 and December 31, 2006, the Company had temporary differences between the financial statement bases and the income tax bases of certain of its assets and liabilities. The significant components of the Company’s deferred tax assets (liabilities) are as follows:

	2007	2006
Assets
Purchased transportation	$7,780	$8,018
Accrued expenses	—	318
State income tax loss carryforwards	30	164
Allowance for doutful accounts	106	90
Audit accruals	—	78
Compensation	126	171
Other, net	322	194

Total assets (current)	$8,364	$9,033
Liabilities
Book over tax basis of intangible assets	$(22,267)	$(24,492)
Book over tax basis of property and equipment	(423)	(489)
Other, net	(81)	(170)

Total liabilities (long-term)	(22,771)	(25,151)

Net deferred tax liability	$(14,407)	$(16,118)

At September 30, 2007 and December 31, 2006, the Company has approximately $789 and $3,900, respectively, in state net operating loss carryforwards which expire during the years 2014 through 2025.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes it is more likely than not that the Company will generate sufficient future taxable income in the appropriate carryforward periods to realize the benefit of its deferred tax assets. However, if the available evidence were to change in the future, a valuation allowance may be required.

A reconciliation between the reported income tax expense (benefit) and the amount computed by applying the statutory federal tax rate of 35% is as follows:

	2007	2006
Computed tax expense (benefit) at 35%	$692	$(2,745)
State income taxes	105	(239)
Permanent differences and other	171	126

Reported tax expense (benefit)	$968	$(2,858)

The Company adopted FIN 48 effective January 1, 2007. The cumulative effect adjustment recorded upon adoption resulted in a $148 increase (including $83 of accrued interest) to the Company’s existing $1,408 liability for unrecognized tax benefits, an increase to deferred tax asset of $32 and an increase to opening accumulated deficit of $116. The Company classifies interest and penalties related to its tax positions as a component of income taxes. In addition, at September 30, 2007, the Company recorded an increase in other long-term liabilities and a decrease in current income tax liabilities totaling $1,649 in accordance with the provisions of FIN 48.

As of September 30, 2007, the Company’s cumulative unrecognized tax benefits amounted to $1,649 (including $176 of accrued interest), of which $108 would reduce the Company’s effective tax rate if recognized. Accrued interest related to unrecognized tax benefits was $83 upon adoption of FIN 48 and $176 as of September 30, 2007. Interest expense related to unrecognized tax benefits was $93 for the nine months ended September 30, 2007. The Company continually evaluates the unrecognized tax benefits associated with its uncertain tax positions. The Company files consolidated and separate income tax returns in the United States Federal jurisdiction and in various state jurisdictions. There are currently no Federal returns under examination by the Internal Revenue Service. Generally, the state jurisdictions in which the Company files income tax returns are subject to examination for three years after returns are filed.

There were no changes in the Company’s unrecognized tax benefits from either tax positions of prior years or the current year during the nine months ended September 30, 2007 with exception of accrued interest on these unrecognized benefits. The Company does not expect any significant change in unrecognized tax benefits during the next twelve months.

9.	Employee Benefits

The Company maintains a 401(k) Retirement Plan for its employees. Under this Plan, the Company may contribute an amount equal to 25% of the first 5% of participant elective contributions. At the end of each Plan Year, the Company may also make a contribution on a discretionary basis on behalf of participants who have made elective contributions for the Plan Year. In no event will participant shares of the Company’s matching contribution exceed 1% of participants’ compensation for the Plan Year. The Company’s contributions were $59 and $77 for the nine months ending September 30, 2007 and year ended December 31, 2006, respectively.

In September 2007, the Company initiated a 409 (A) Deferred Compensation Rabbi Trust Plan for its highly compensated employees. This plan was put in place to compensate for the inability of highly compensated employees to take full advantage of the Company’s 401(k) Retirement plan. Under this plan, the Company matches 50% of up to 10% of highly compensated employees compensation based on participant’s elective contributions. As of September 30, 2007, nineteen highly compensated employees participated in this plan. On September 30, 2007, the Company had accrued $4 in contributions for the nine months ended September 30, 2007.

10.	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Management believes that there are no pending claims that could have a material adverse effect on the Company’s financial position or future results of operations and cash flows.

The Company leases vehicles, office space and office equipment under noncancellable operating leases with terms of two to seven years. Rent expense for the nine months ended September 30, 2007 and year ended December 31, 2006 was $622 and $1,983, respectively.

Future minimum lease commitments under non-cancellable operating leases are as follows at September 30, 2007:

Remainder of 2007	$622
2008	1,949
2009	1,621
2010	1,451
2011	1,111
2012	532
Thereafter	85

$7,371

The Company had outstanding standby letters of credit of $10,044 and performance and payment bonds issued of $34,004 at September 30, 2007. These letters of credit and bonds were issued in order to comply with certain provisions of contracts to supply non-emergency medical transportation management services to commercial and government agencies. The Company also has two irrevocable letters of credit issued for the benefit of Discover Reinsurance Company in the amount of $3,093.

11.	Subsequent Events

On December 7, 2007, the Company was acquired by The Providence Service Corporation (“Providence”).

Pursuant to the Amended Merger Agreement, Providence acquired the Company through a merger (the “Acquisition”) for the aggregate merger consideration in an amount equal to the difference between $220,000 and the sum of the estimated closing date net indebtedness and the Company’s transaction expenses, subject to adjustment as provided for in the Amended Merger Agreement. Subject to the Company achieving certain financial thresholds, the selling stockholders, option holders and warrant holders (“Sellers”) of the Company are also entitled to an earn-out payment not to exceed $40,000. Such payment will be made in cash; provided that, to the extent Providence obtains stockholder approval related to the issuance of common stock in lieu of cash to fund the earn-out payment, each of the Sellers shall have the right to elect to receive up to 50% of their pro rata share of the earn-out payment in shares of Providence common stock based upon the stock price on November 6, 2007.

The aggregate merger consideration paid to acquire the Company consisted primarily of cash with approximately $13,200 of the Company’s employee stock options being cancelled and exchanged for shares of Providence’s common stock described below.

At the effective time of the Acquisition, each in-the-money outstanding option to purchase shares of the Company’s common stock, whether vested or unvested, was cancelled and, in exchange for such cancellation, the option holders were issued in the aggregate 418,952 shares of common stock of Providence of which a portion of the shares were escrowed for a period of one year from the consummation of the Acquisition and the outstanding warrants to purchase shares of the Company’s common stock were cancelled in exchange for cash in the total amount of approximately $2,500 as determined pursuant to the Amended Merger Agreement. At the effective time of the Acquisition, six members of the senior management team entered into new employment agreements with non-compete clauses.

(b)	Unaudited pro forma financial information.

The unaudited pro forma condensed consolidated financial statements are as follows:

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Financial Information	46

Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2007	47

Unaudited Pro Forma Condensed Consolidated Statement of Income for the nine months ended September 30, 2007	48

Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2006	49

Unaudited Notes to Pro Forma Condensed Consolidated Financial Statements	50

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information combines the Company’s historical consolidated financial information and the consolidated financial statements of Charter LCI and WCG International Consultants Ltd (“WCG”). This unaudited pro forma condensed consolidated financial information gives effect to the acquisitions of Charter LCI and WCG using the purchase method of accounting as if the acquisitions had been consummated at January 1, 2006 for the unaudited pro forma condensed consolidated statements of income for twelve months ended December 31, 2006 and the nine months ended September 30, 2007. The unaudited pro forma condensed consolidated balance sheet at September 30, 2007 gives effect to the acquisition of Charter LCI as if the acquisition had been consummated on that date. WCG, having been acquired on August 1, 2007, is not presented separately in the unaudited pro forma balance sheet as it is already included in the Company’s unaudited consolidated balance sheet date at that date.

Certain reclassifications have been made to Charter LCI and WCG’s historical presentation to conform to the Company’s presentation. These reclassifications do not materially impact the unaudited pro forma condensed consolidated results of operations for the periods presented.

The Company’s historical financial information was derived from its audited consolidated financial statements for the year ended December 31, 2006 (as filed on Form 10-K with the Securities and Exchange Commission on March 16, 2007) and the Company’s unaudited financial statements for the nine months ended September 30, 2007 (as filed on a Form 10-Q with the Securities and Exchange Commission on November 7, 2007). The Company’s historical financial statements used in preparing the unaudited pro forma financial data are summarized and should be read in conjunction with its complete historical financial statements and risk factors all of which are included in the filings with the Securities and Exchange Commission noted above.

The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2006 was derived from Charter LCI’s audited consolidated statement of operations for the year ended December 31, 2006. The unaudited pro forma condensed consolidated balance sheet and statement of income as of and for the nine months ended September 30, 2007 were derived from Charter LCI’s audited consolidated financial statements as of and for the nine months ended September 30, 2007.

The unaudited pro forma condensed consolidated financial statements also include the operations of WCG on a pro forma basis. WCG’s operations are included within the Company’s consolidated operations from August 1, 2007. Therefore, the pro forma presentation of the seven-month period along with the consolidated two-month period comprise the interim nine-month period. The historical consolidated statement of income for WCG related to the pro forma financial information for the year ended December 31, 2006 was derived from the audited consolidated statement of earnings and retained earnings of WCG for the year ended September 30, 2006. The historical consolidated statement of income for WCG related to the pro forma financial information for the nine months ended September 30, 2007 was derived from the unaudited consolidated financial statements of WCG for the three months ended December 31, 2006 and ten months ended July 31, 2007. WCG’s historical consolidated financial statements are included in the Company’s Current Report on Form 8-K/A (Amendment No. 1) dated October 15, 2007.

The unaudited pro forma adjustments, which are based upon available information and upon certain assumptions that the Company believes are reasonable, are described in the accompanying notes. The Company is providing the unaudited pro forma condensed consolidated financial information for informational purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented or the future results that the combined companies will experience. The unaudited pro forma condensed consolidated statements of income do not give effect to any cost savings or operating synergies expected to result from the acquisitions or the costs to achieve such cost savings or operating synergies.

The Providence Service Corporation

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2007

Unaudited

	Historical		Pro Forma Adjustments			Pro Forma Combined
	Providence Service Corporation	Charter LCI Corporation
Assets
Current assets:
Cash and cash equivalents	$37,723,541	$2,969,000	$166,296,444	(3a	)	38,707,183
			66,550,000	(3b	)
			(210,975,731)	(3c	)
			(5,668,571)	(3d	)
			(18,187,500)	(3e	)
Accounts receivable - billed and unbilled, net of allowance	46,226,615	21,506,000	—			67,732,615
Other current assets	25,367,373	18,519,000	—			43,886,373

Total current assets	109,317,529	42,994,000	(1,985,358)			150,326,171

Goodwill	64,238,552	98,538,000	104,630,162	(3f	)	267,406,714
Intangible assets, net	32,053,884	59,882,000	(5,682,000)	(3g	)	86,253,884
Other non-current assets	12,562,938	9,192,000	6,703,556	(3a	)	30,242,622
			3,450,000	(3b	)
			(247,872)	(3e	)
			(1,418,000)	(3h	)

Total assets	218,172,903	210,606,000	105,450,488			534,229,391

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	3,750,000	8,975,000	6,487,500	(3a	)	6,628,599
			(8,833,901)	(3i	)
			(3,750,000)	(3e	)
Other current liabilities	24,762,116	55,888,000	—			80,650,116

Total current liabilities	28,512,116	64,863,000	(6,096,401)			87,278,715

Non-current liabilities:
Long-term obligations, less current portion	15,056,180	24,713,000	166,512,500	(3a	)	237,002,554
			70,000,000	(3b	)
			(24,593,754)	(3i	)
			(14,685,372)	(3e	)
Other non-current liabilities	3,999,677	22,771,000	226,000	(3j	)	26,996,677

Total non-current liabilities	19,055,857	47,484,000	197,459,374			263,999,231

Non-controlling interest	7,648,946	—	—			7,648,946
Stockholders’ equity:
Common stock and APIC	145,263,002	106,608,000	(106,608,000)	(3i	)	157,609,517
			12,346,515	(3k	)
Accumulated other comprehensive income	896,373	—	—			896,373
Retained earnings (accumulated deficit)	28,055,816	(8,349,000)	8,349,000	(3i	)	28,055,816
Less treasury shares at cost	11,259,207	—	—			11,259,207

Total stockholders equity	162,955,984	98,259,000	(85,912,485)			175,302,499

Total liabilities and stockholders’ equity	$218,172,903	$210,606,000	$105,450,488			$534,229,391

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

The Providence Service Corporation

Pro Forma Condensed Consolidated Statement of Income

for the nine months ended September 30, 2007

Unaudited

	Historical			Charter LCI Corporation Pro Forma Adjustments			WCG Pro Forma Adjustments			Pro Forma Combined
	Providence Service Corporation	Charter LCI Corporation	WCG International Consultants Ltd. *
Net revenues	$186,501,296	$250,123,000	$13,882,596	$—			$—			$450,506,892
Operating expenses
Client service expense	144,706,970	221,200,000	6,088,637	—			—			371,995,607
General and administrative	21,784,068	15,195,000	7,000,672	—			—			43,979,740
Depreciation and amortization	3,201,859	7,951,000	309,712	(2,750,000)	(3g	)	227,852	(3p	)	8,940,423

Total operating expenses	169,692,897	244,346,000	13,399,021	(2,750,000)			227,852			424,915,770

Operating income (loss)	16,808,399	5,777,000	483,575	2,750,000			(227,852)			25,591,122

Other income (expense)
Interest expense	(812,477)	(4,129,000)	(4,928)	4,092,236	(3l	)	—			(16,221,372)
				(14,747,784)	(3m	)
				616,602	(3n	)
				(1,236,021)	(3o	)
Interest income and other, net	977,510	328,000	—	—			—			1,305,510

Total other income (expense)	165,033	(3,801,000)	(4,928)	(11,274,967)			—			(14,915,862)
Income (loss) before income taxes	16,973,432	1,976,000	478,647	(8,524,967)			(227,852)			10,675,260
Provision for income taxes (income taxes benefit)	6,879,779	968,000	52,119	(3,539,686)	(3q	)	(94,607)	(3q	)	4,265,605

Net income (loss)	$10,093,653	$1,008,000	$426,528	$(4,985,281)			$(133,245)			$6,409,655

Earnings per share (basic)	$0.86									$0.52	(3r	)
Earnings per share (diluted)	$0.85									$0.51	(3r	)
Weighted-average common shares outstanding
Basic	11,689,302									12,108,254
Diluted	11,928,636									12,570,907

*	For the seven months ended July 31, 2007 and adjusted to comply with U.S. GAAP

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

The Providence Service Corporation

Pro Forma Condensed Consolidated Statement of Income

for the year ended December 31, 2006

Unaudited

	Historical					Charter LCI Corporation Pro Forma Adjustments			WCG Pro Forma Adjustments			Pro Forma Combined
	Providence Service Corporation	Charter LCI Corporation	WCG International Consultants Ltd.*
Net revenues	$191,857,044	$252,059,000	$27,430,625	*	*	$—			$—			$471,346,669
Operating expenses
Client service expense	149,516,271	239,816,000	5,393,877						—			394,726,148
General and administrative	23,436,425	3,247,000	17,022,234						—			43,705,659
Depreciation and amortization	3,463,159	11,007,000	429,471			(3,665,667)	(3g	)	390,604	(3p	)	11,624,567

Total operating expenses	176,415,855	254,070,000	22,845,582			(3,665,667)			390,604			450,056,374

Operating income (loss)	15,441,189	(2,011,000)	4,585,043			3,665,667			(390,604)			21,290,295

Other income (expense)
Interest expense	(855,288)	(5,915,000)	(18,894)			5,880,965	(3l	)	—			(21,616,823)
						(19,663,713)	(3m	)
						603,136	(3n	)
						(1,648,029)	(3o	)
Interest income and other, net	1,456,409	82,000	—			—			—			1,538,409

Total other income (expense)	601,121	(5,833,000)	(18,894)			(14,827,641)			—			(20,078,414)
Income (loss) before income taxes	16,042,310	(7,844,000)	4,566,149			(11,161,974)			(390,604)			1,211,881
Provision for income taxes (income taxes benefit)	6,660,992	(2,858,000)	1,658,760			(4,634,608)	(3q	)	(162,184)	(3q	)	664,960

Net income (loss)	$9,381,318	$(4,986,000)	$2,907,389			$(6,527,366)			$(228,420)			$546,921

Earnings per share (basic)	$0.82											$0.04	(3r	)
Earnings per share (diluted)	$0.80											$0.04	(3r	)
Weighted-average common shares outstanding
Basic	11,472,408											11,891,360
Diluted	11,676,323											12,382,851

*	Adjusted to comply with U.S. GAAP

**	Net Revenues include a one time termination fee of $9.4 million related to the termination of WCG’s primary contract on March 31, 2006

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

The Providence Service Corporation

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	Description of the transactions and basis of presentation

Charter LCI Acquisition

Pursuant to an amended Agreement and Plan of Merger (the “Amendment” and together with the Agreement and Plan of Merger dated November 6, 2007, the “Amended Merger Agreement”) dated December 6, 2007, by and between The Providence Service Corporation (the “Company”), Charter LCI Corporation, a Delaware corporation (“Charter LCI”), CLCI Agent, LLC, as Stockholders’ Representative, and PRSC Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“PRSC”), PRSC merged with and into Charter LCI on December 7, 2007 with Charter LCI being the surviving entity and a direct, wholly-owned subsidiary of the Company. Through its wholly-owned operating subsidiary, LogistiCare, Inc., Charter LCI is the nation’s largest case management provider coordinating non-emergency transportation services primarily to Medicaid recipients. Charter LCI is based in College Park, Georgia.

The Company acquired Charter LCI for aggregate merger consideration equal to the difference between (i) $220.0 million and (ii) the sum of (1) the estimated closing date net indebtedness (as defined in the Amended Merger Agreement) and (2) the Charter LCI transaction expenses (as defined in the Amended Merger Agreement), subject to adjustment as provided for in the Amended Merger Agreement. Subject to the surviving entity achieving certain financial thresholds, the stockholders, option holders and warrant holders (the “Sellers”) of Charter LCI are also entitled to an earn-out payment not to exceed $40.0 million. Such payment will be made in cash; provided that, to the extent the Company obtains stockholder approval related to the issuance of Company common stock in lieu of cash to fund the earn-out payment, each of the Sellers shall have the right to elect to receive up to 50% of their pro rata share of the earn-out payment in shares of Company common stock (based upon the Company’s stock price on November 6, 2007). If the contingency is resolved in accordance with the related provisions of the Amended Merger Agreement and the additional consideration becomes distributable, the Company will record the fair value of the consideration paid, issued or issuable as an additional cost to acquire Charter LCI.

The aggregate merger consideration paid by the Company to acquire Charter LCI consisted primarily of cash with approximately $13.2 million of Charter LCI employee stock options being cancelled and exchanged for shares of the Company’s common stock described below. To partially fund the cash portion of the aggregate merger consideration, the Company issued $70.0 million in aggregate principal amount of 6.5% Convertible Senior Subordinated Notes due 2014 pursuant to a Note Purchase Agreement. The balance of the aggregate merger consideration of approximately $140.8 million was funded with proceeds of a borrowing under a new credit agreement described below.

At the effective time of the merger, each in-the-money outstanding option to purchase shares of Charter LCI common stock, whether vested or unvested, was cancelled and, in exchange for such cancellation, the option holders were issued in the aggregate 418,952 shares of common stock of the Company (of which a portion of the shares were escrowed for a period of one year from the consummation of the Acquisition) and the outstanding warrants to purchase shares of Charter LCI common stock were cancelled in exchange for cash in the total amount of approximately $2.5 million as determined pursuant to the Amended Merger Agreement.

On December 7, 2007, the Company entered into a Credit and Guaranty Agreement (the “Credit Agreement”) with CIT Healthcare LLC (“CITHC”), as administrative agent, Bank of America, N.A. and SunTrust Bank, as co-documentation agents, ING Capital LLC and Royal Bank of Canada, as co-syndication agents, and other lenders party thereto. The Credit Agreement provides the Company with a senior secured first lien credit facility in aggregate principal amount of $213.0 million comprised of a $173.0 million, six year term loan and a $40.0 million, five year revolving credit facility. On December 7, 2007, the Company borrowed the entire amount available under the term loan facility and used the proceeds of the term loan to (i) fund a portion of the purchase price of the

Acquisition; (ii) refinance certain existing indebtedness; and (iii) pay fees and expenses related to the Acquisition and the financing thereof. The outstanding principal amount of the loans accrue at the per annum rate of LIBOR plus 3.5% or the Base Rate plus 2.5% (as defined in the Credit Agreement), at the election of the Company.

The Acquisition is a strategic transaction that will enable the Company to increase and enhance its service offering in existing and new markets and to provide a greater continuum of service.

WCG Acquisition

On August 1, 2007, PSC of Canada International Exchange Corp., a wholly-owned subsidiary of the Company, or PSC, acquired all of the equity interest in WCG, pursuant to a share purchase agreement dated as of August 1, 2007 by and between the Company, PSC, WCG and the sellers named therein. WCG is a workforce initiative company based in Victoria, British Columbia with operations in communities across British Columbia.

WCG prepares its consolidated financial statements in accordance with Canadian generally accepted accounting principles, which differs in several respects from U.S. GAAP. For purposes of preparing the unaudited pro forma condensed consolidated financial statements, WCG’s financial information has been adjusted to conform to U.S. GAAP. WCG historically reported its financial statements in its local currency, the Canadian dollar. In preparing the pro forma statements, WCG’s statement of income has been translated using the average rate for the period in order to present the pro forma financial information in U.S. dollars.

WCG’s fiscal year ends on September 30th. As permitted by the Securities and Exchange Commission (“SEC”) rules and regulations, the Company has combined its consolidated statement of income for the twelve months ended December 31, 2006 with WCG’s statement of operations for the twelve months ended September 30, 2006 to present the twelve month unaudited pro forma condensed consolidated statement of income. Earnings for the period August 1, 2007 to September 30, 2007 are already included in the Company’s unaudited consolidated statement of income for the nine months ended September 30, 2007. Accordingly, the Company derived WCG’s unaudited consolidated statement of operations for the seven months ended July 31, 2007 from its statement of operations for the ten months ended July 31, 2007 less the quarter ended December 31, 2006. As the Company has not previously disclosed WCG’s operations for the three months ended December 31, 2006, summarized unaudited operating information is as follows (in USD):

Revenues	$3,684,758
Expenses	4,540,394

Net Loss	$(855,636)

Basis of Presentation

The unaudited pro forma condensed consolidated financial statements have been prepared based on the Company’s historical financial information and the historical financial information of Charter LCI and WCG giving effect to the acquisitions and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principals in the United States have been condensed or omitted as permitted by the SEC rules and regulations.

These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

2.	Purchase accounting

The acquisitions of Charter LCI and WCG have been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”. Under the purchase method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill

The Charter LCI purchase price allocation included in the accompanying unaudited pro forma condensed consolidated financial statements is based on a preliminary evaluation of the fair value of the assets and liabilities assumed and may change when the final valuation of certain intangible assets and acquired working capital is determined.

The following represents the preliminary allocation of the purchase price:

Consideration:
Cash purchase of common stock	$210,975,731
Common stock & APIC	12,346,515
Transaction costs paid	5,668,571

Total consideration	$228,990,817

Allocated to:
Working capital deficit	$(21,518,345)
Property and equipment	7,057,000
Other assets	717,000
Intangible assets	54,200,000
Goodwill	203,168,162
Net deferred tax liabilities	(14,633,000)

Total	$228,990,817

The amount allocated to intangibles represents acquired developed technology and customer relationships. Amortization of the acquired developed technology will be recognized over an estimated remaining useful life of six years and the value of the acquired customer relationships will be amortized over fifteen years.

3.	Pro forma adjustments and assumptions

a)	Reflects cash borrowings of $166.3 million (net of deferred financing costs of $6.7 million) related to the $173.0 million Term Loan due 2013.

b)	Reflects cash borrowings of $66.6 million (net of deferred financing costs of $3.4 million) related to the issuance of $70.0 million of 6.50% Convertible Senior Subordinated Notes due May 15, 2014.

c)	Reflects the cash portion of the purchase price paid to acquire all of Charter LCI’s outstanding common shares.

d)	Reflects the payment of transaction costs of approximately $5.7 million.

e)	Reflects payment of the Company’s existing debt of $18.2 million and write-off of the related deferred financing costs of $0.2 million.

f)	Adjustment to eliminate Charter LCI’s historical goodwill of $98.5 million and record additional goodwill of $203.2 million for the difference between the preliminary estimate of the fair value of the assets and liabilities acquired and the aggregate purchase price.

g)	Reflects the pro forma impact of the recognized intangible assets. The preliminary estimate of fair value of intangible assets acquired includes developed technology of $6.0 million and customer relationships of $48.2 million.

	Historical Amount, Net	Preliminary Fair Value	Increase / (Decrease)	Increase/(Decrease) in Annual Amortization	Increase/(Decrease) in Nine Month Amortization	Useful Life (Years)
Developed Technology	$47,333,000	$6,000,000	$(41,333,000)	$(6,100,000)	$(4,575,000)	6
Customer Relationships	12,500,000	48,200,000	35,700,000	2,463,333	1,848,000	15
Covenant Not to Compete	49,000	—	(49,000)	(29,000)	(23,000)

	$59,882,000	$54,200,000	$(5,682,000)	$(3,665,667)	$(2,750,000)

h)	Reflects the write-off of Charter LCI’s historical deferred financing costs $1.4 million in connection with the debt retirement.

i)	Reflects the elimination of Charter LCI’s historical net equity of $98.3 million as a result of the acquisition as well as Charter LCI’s retirement of outstanding debt of $33.4 million at the closing date.

j)	Reflects the adjustment to deferred tax liabilities resulting from the pro forma adjustments to the intangible assets and income tax rate differential between the Company and Charter LCI applied to the change in fair value of the intangible assets in note (g).

k)	Reflects the value of 418,952 shares of the Company’s common stock issued as partial consideration for the acquisition of Charter LCI.

l)	Reflects elimination of the Company’s historical interest expense of $0.5 million for the nine months ended September 30, 2007 and the twelve months ended December 31, 2006, as well as the elimination of Charter LCI’s historical interest expense of $3.6 million and $5.4 million for the nine months ended September 30, 2007 and the twelve months ended December 31, 2006, respectively, due to the retirement of existing debt as a result of the debt restructuring.

m)	The pro forma adjustment to interest expense represents the assumed interest expense associated with the borrowings on the Term Loan of $173.0 million due December 2013 and the 6.5% Convertible Senior Subordinated Notes issued of $70.0 million. Interest under the Term Loan due 2013 is based on the London Interbank Offer Rate (LIBOR), plus 3.5% or the Base Rate plus 2.5% (as defined in the Credit Agreement), at the election of the company. The estimated rate of 8.74% reflected below is based on the December 2007 one month LIBOR rate plus 3.5%.

The pro forma interest expense adjustment shown on the unaudited pro forma condensed consolidated statements of income for the nine and twelve months ended September 30, 2007 and December 31, 2006, respectively, assume the balance of the Term Loan as well as the 6.5% Convertible Senior Subordinated Notes issued, will remain outstanding through their maturity dates and do not assume any changes in the interest rate.

The following table also presents the effect on interest expense of a 1/8 percent variance in the interest rate on variable rate debt:

	Amount	Estimated Annual Interest Rate	Annual Interest Expense	Nine Month Interest Expense
Term Loan due 2013	$173,000,000	8.74%	$15,113,713	$11,335,284
Convertible Senior Subordinated Notes due 2014	70,000,000	6.50%	$4,550,000	$3,412,500

Debt incurred in connection with LogistiCare Acquisition	$243,000,000		$19,663,713	$14,747,784

Impact of a 1/8% variance in interest rate on the term loan due 2013			$216,250	$162,188

n)	Reflects elimination of the historical amortization of deferred financing costs of the Company in the amount of $0.07 million and $0.09 million for the nine months ended September 30, 2007 and year ended December 31, 2006, respectively, as well as of Charter LCI in the amount of $0.5 million for the nine months ended September 30, 2007 and year ended December 31, 2006 due to the retirement of existing debt as a result of the debt restructuring.

o)	Reflects amortization of deferred financing costs of $6.7 million on the $173.0 million Term Loan due 2013 and $3.5 million on the 6.5% Convertible Senior Subordinated Notes due 2014.

p)	Reflects the pro forma impact of the recognized intangible assets related to the WCG acquisition. The preliminary estimate of fair value of intangible assets acquired includes restrictive covenants of approximately $9,000, proprietary software of approximately $0.5 million, and customer relationships of approximately $4.2 million. For purposes of determining the pro forma adjustment to amortization of intangible assets, the restrictive covenants and proprietary software are amortized over the estimated useful lives of three years and customer relationships are amortized on a straight-line basis over an estimated useful life of 15 years.

	Historical Amount, Net	Preliminary Fair Value	Increase	Increase in Annual Amortization	Increase in Seven Month Amortization	Useful Life (Years)
Restrictive Covenants	$—	$9,443	$9,443	$3,148	$1,836	3
CaseFLO Software	328,214	527,864	199,650	109,119	63,653	3
Customer Relationships	—	4,175,054	4,175,054	278,337	162,363	15

	$328,214	$4,712,361	$4,384,147	$390,604	$227,852

q)	The pro forma adjustment to income tax expense represents the estimated income tax impact of the pro forma adjustments at an estimated tax rate of 41.5%.

r)	Pro forma Earnings per Share (EPS), basic and diluted, includes the addition of 418,952 common shares which were issued as part of the purchase price to acquire Charter LCI. Diluted EPS also includes 287,576 exchangeable shares issued in connection with the purchase of WCG of which 64,257 exchangeable shares are already included in the Company’s historical diluted EPS for the nine months ended September 30, 2007. The numerator in the calculation for basic EPS does not include dividends payable to preferred shareholders of $152,232 and $13,227 for the nine months ended September 30, 2007 and the twelve months ended December 31, 2006, respectively.

EPS excludes the effect of the additional purchase price of up to 255,595 additional shares of the Company’s common stock whose issuance is contingent on WCG achieving certain earnings levels for the seventeen (17) month period August 1, 2007 through December 31, 2008. These earnings levels are based on earnings before interest, taxes, depreciation, and amortization (EBITDA). WCG historical operations for the respective period would have provided sufficient earnings to exceed the minimum level of EBITDA necessary to require issuance of a portion of the 255,595 contingent common shares. If all these contingent shares were included in the EPS calculation, basic and diluted EPS would have been $0.52 and $0.50 for the nine month period ended September 30, 2007, respectively, and basic and diluted EPS would have been $0.05 and $0.04 for the twelve month period ended December 31, 2006, respectively. The conversion feature on the 6.5% Convertible Senior Subordinated Notes have an anti-dilutive effect on diluted EPS and have therefore been excluded.

(d)	Exhibits.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of November 6, 2007, by and among The Providence Service Corporation, Charter LCI Corporation, CLCI Agent, LLC, as Stockholders’ Representative, and PRSC Acquisition Corporation. (Certain schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.)

2.2*	Amendment to Agreement and Plan of Merger, dated as of December 6, 2007, by and between Charter LCI Corporation, The Providence Service Corporation, PRSC Acquisition Corporation, and CLCI Agent, LLC. (Certain schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.)

10.1*	Credit and Guaranty Agreement, dated as of December 7, 2007, by and among The Providence Service Corporation, CIT Healthcare LLC, Bank of America, N.A. and SunTrust Bank, ING Capital LLC and Royal Bank of Canada, and the other lenders party thereto. (Certain schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.)

10.2*	Employment Agreement of John Shermyen dated as of November 6, 2007

23.1	Consent of PricewaterhouseCoopers LLP.

*	Previously filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date:	February 6, 2008	By:	/s/ Michael N. Deitch
		Name:	Michael N. Deitch
		Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of November 6, 2007, by and among The Providence Service Corporation, Charter LCI Corporation, CLCI Agent, LLC, as Stockholders’ Representative, and PRSC Acquisition Corporation. (Certain schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.)

2.2*	Amendment to Agreement and Plan of Merger, dated as of December 6, 2007, by and between Charter LCI Corporation, The Providence Service Corporation, PRSC Acquisition Corporation, and CLCI Agent, LLC. (Certain schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.)

10.1*	Credit and Guaranty Agreement, dated as of December 7, 2007, by and among The Providence Service Corporation, CIT Healthcare LLC, Bank of America, N.A. and SunTrust Bank, ING Capital LLC and Royal Bank of Canada, and the other lenders party thereto. (Certain schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.)

10.2*	Employment Agreement of John Shermyen dated as of November 6, 2007

23.1	Consent of PricewaterhouseCoopers LLP.

*	Previously filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2007.